Exhibit 10.40

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
COCA-COLA BOTTLERS’ SALES & SERVICES COMPANY LLC

i

TRANSFER RESTRICTIONS

The limited liability company interests in Coca-Cola Bottlers’ Sales & Services Company LLC created and issued under this Agreement (the “Interests”) are subject to the restrictions on transfer and other terms and conditions set forth in this Agreement.

The Interests have been acquired for investment and have not been registered under (a) the securities laws of the State of Delaware, (b) any other state securities laws, or (c) the United States Securities Act of 1933, as amended (the “Securities Act”).

Neither the Interests nor any part thereof may be offered for sale, pledged, hypothecated, sold, assigned, or transferred except in compliance with the terms and conditions of this Agreement and

(1)

pursuant to an effective registration statement under applicable state securities laws, or in a transaction which either is exempt from registration under such laws or is otherwise in compliance with such laws, and

(2)

pursuant to an effective registration statement under the Securities Act or in a transaction which either is exempt from registration under the Securities Act or is otherwise in compliance with the Securities Act.

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF
COCA-COLA BOTTLERS’ SALES & SERVICES COMPANY LLC
_______________

This Amended and Restated Limited Liability Company Operating Agreement of Coca-Cola Bottlers’ Sales & Services Company LLC (the “Company”) is entered into this 18th day of November by and among the Members (as defined below), and made effective as of January 1, 2019 (the “Effective Date”).

WHEREAS, the Company was formed as a Delaware limited liability company on September 5, 2002;

WHEREAS, the Company and its members previously entered into that certain Limited Liability Company Operating Agreement, effective as of January 1, 2003 (as amended, the “Prior Operating Agreement”);

WHEREAS, the Members constitute all the members of the Company;

WHEREAS, the Members desire to amend and restate in their entirety any and all operating agreements of the Company, including the Prior Operating Agreement, effective as of the Effective Date and as provided herein; and

WHEREAS, the Members desire to enter into this Agreement to govern the operations and affairs of the Company and its relationship with the Members.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the Members hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1Definitions.  Unless the context otherwise requires, the terms defined in this ARTICLE I shall, for the purposes of this Agreement, have the meanings herein specified.

“Additional Members” has the meaning set forth in Section 13.1.

“Adjustment Year” has the meaning set forth in Section 11.1(e).

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of all or substantially all of the management and policies of a Person, or to manage the sale of one or more products trademarked by or licensed to The Coca-Cola Company in any portion of the Territory, whether through ownership of voting securities, by contract (including a management contract), joint venture, or otherwise.  No Person shall be deemed to be an Affiliate of another Person merely because of the relationship of a Coca-Cola Franchise between such Persons.  A Person becomes a “controlled Affiliate” when control of such Person is directly or indirectly acquired by another Person through stock purchase, merger, consolidation or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement of the Company, as amended, modified, supplemented or restated from time to time.

“Appraisal Value” has the meaning set forth in Section 14.1(b)(ii).

“Approved Subsidiary” means, in the case of a Bottler that carries on its business in the country of Canada, a wholly-owned U.S. subsidiary corporation of such Bottler, which is taxed as a corporation under the Code.

“Arbitration Panel” has the meaning set forth in Section 16.13.

“ARTM Agreement” means, for a given Bottler, the Master Agreement between The Coca-Cola Company and such Bottler for ARTM Programs, which is approved by The Coca-Cola System Leadership Governance Board and governs alternative route to market programs for beverage products bearing trademarks owned by or licensed to The Coca-Cola Company, as such agreement may be renewed, replaced, amended, modified, supplemented, or superseded, together with any other agreements between such Bottler and The Coca-Cola Company relating to alternative route to market programs.

“Authorized Member” has the meaning set forth in Section 11.1(b).

“Board” means the board of directors of the Company established pursuant to Section 6.1(a).

“BSNA” means Coca-Cola Business Services North America, LLC, a Delaware limited liability company.

“BSNA Agreement Effective Date” means the Effective Date, as defined in the BSNA Purchase Agreement.

“BSNA Business” means BSNA’s business of providing services to BSNA Client Bottlers, as such services are provided by BSNA as of immediately prior to the BSNA Agreement Effective Date or as of the Closing Date, as defined in the BSNA Purchase Agreement, as applicable.

“BSNA Client Bottlers” means each Bottler who participates in or receives services provided by BSNA (i) as of immediately prior to the BSNA Agreement Effective Date, and/or (ii) after the BSNA Agreement Effective Date.

“BSNA Master Business Services Agreement” means, with respect to each BSNA Client Bottler, any Master Business Services Agreement heretofore or hereafter entered into by BSNA and such BSNA Client Bottler governing the terms and condition upon which BSNA provides services to such BSNA Client Bottler, including all related statements of work, service level agreements, exhibits and schedules, all as may be amended from time to time.

“BSNA Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated September 17, 2019, by and among the Company (as Buyer), Coca-Cola Refreshments USA, LLC, a Delaware limited liability company (as Seller), and BSNA.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of this Agreement.

“Capital Contribution” means, with respect to any Member, the initial capital contribution (if any), including the actual amount of money and the fair market value of any property (other than money), made by such Member and referred to in Section 4.1 of this Agreement, together with any additional contributions of funds or property that may be made, from time to time, by such Member in accordance with Section 4.2 of this Agreement.

“CCNA” means Coca-Cola North America, a division of The Coca-Cola Company.

“CCNA Director” has the meaning set forth in Section 6.1(b).

“CCNA PAA” means that certain Amended and Restated Procurement Agency Agreement, effective as of January 1, 2008, by and between The Coca-Cola Company and the Company, together with any supplements, modifications, extensions, or replacements thereof.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Chair” means the Director (but need not otherwise be an agent or employee of the Company) elected as the chairman of the Board pursuant to Section 6.2.

“Coca‑Cola Bottler” or “Bottler” means each business entity that is not an Affiliate of The Coca-Cola Company and that holds, directly or indirectly, a Coca-Cola Franchise applicable to one or more geographic areas within the Territory.  For purposes of this Agreement, each entity that holds a Coca-Cola Franchise and its Affiliate(s) shall be deemed to constitute a single Coca-Cola Bottler.  In no event, however, shall The Coca-Cola Company, or any Affiliate of The Coca-Cola Company, be deemed a Coca-Cola Bottler hereunder, and any Member that hereafter becomes an Affiliate of The Coca-Cola Company shall thereupon cease to be qualified as a Member as provided in Section 5.4.  A list of all Coca-Cola Bottlers as of the Effective Date is attached hereto as Exhibit A.

“Coca-Cola Bottling System” means the system through which beverages bearing trademarks owned by or licensed to The Coca-Cola Company are manufactured and distributed.

“Coca-Cola Franchise” means the contract and trademark license authorizing a Person to bottle and/or sell one or more products bearing the trademark “Coca-Cola” or one of its derivatives in one or more geographic areas within the Territory.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).  A reference to a specific section (§) of the Code refers not only to such specific section but also to any corresponding provision of the Code, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Division” means the current and future business divisions of the Company, including, without limitation, a division responsible for the procurement of goods and services and a division responsible for customer business solutions (including franchisor and franchisee services).  As of the Effective Date, there are two (2) Company Divisions, which are referred to as the “Customer Business Solution (CBS) Division” and the “Procurement Division”.

“Company Policies” has the meaning set forth in Section 6.9(r).

“Compensation” has the meaning set forth in Section 8.2(c)

“Conflicted Director” has the meaning set forth in Section 12.8(a).

“Confidential Information” has the meaning set forth in Section 16.12(e).

“Covered Person” means (i) a Member, a Director, or an Officer, (ii) any Affiliate of a Member, (iii) any officers, directors, members, managers, shareholders, partners, employees, representatives or agents of a Member, a Director, or an Officer and their respective Affiliates, and (iv) each employee, representative, or agent of the Company or its Affiliates.

“Creditor” and “Creditors” have the meaning set forth in Section 16.11(a).

“Cross-License Brand Products” means, for a given Bottler, non-alcoholic beverage products bearing trademarks that are not owned by or licensed to The Coca-Cola Company or its Affiliates.

“Data Sharing Agreements” means those certain data sharing agreements entered into by or on behalf of the Company and a Bottler.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., and any successor statute, as amended from time to time.

“Director” means a natural person designated as a director of the Company and member of the Board pursuant to Section 6.1(a).

“Director Adjustment Year” means the 2021 calendar year, and each third (3rd) year thereafter (i.e., 2024, 2027, and so on).

“Director Extraordinary Vote” means the affirmative vote of not less than eighty percent (80%) of the total votes that may be cast at the time by all Directors entitled to vote on such matter (i.e., at least fourteen (14) votes where there are seventeen (17) Directors entitled to vote on such matter (e.g., pursuant to Section 6.3(c), Section 12.8(a) and Section 14.2, certain Directors are not entitled to vote on certain matters)), voting in person or by proxy.

“Director Regular Vote” means the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the total votes that may be cast at the time by all Directors entitled to vote on such matter (i.e., at least twelve (12) votes where there are seventeen (17) Directors entitled to vote on such matter (e.g., pursuant to Section 6.3(c), Section 12.8(a) and Section 14.2, certain Directors are not entitled to vote on certain matters)), voting in person or by proxy.

“Disclosing Party” has the meaning set forth in Section 16.12(d).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Fair Value” has the meaning set forth in Section 14.1(b)(iii).

“Fiscal Year” means the Company’s annual accounting period ending on December 31 or such other date as may be required by the Code or determined by the Board.

“Imputed Tax Underpayment” has the meaning set forth in Section 11.1(e)(i).

“Interest” means a Member’s limited liability company interest in the Company which represents such Member’s share of the profits and losses of the Company and a Member’s right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and the Delaware Act.  A Member’s Interest shall be reflected as a number of Units.

“IRS Adjustment” has the meaning set forth in Section 11.1(e).

“Large Regional Bottler” means any Bottler which is hereafter determined to have at least twelve and one-half percent (12.5%) of the Sales Volume (when expressed as a percentage, the numerator of which is the applicable Member’s Sales Volume and the denominator of which is the aggregate Sales Volume of all Members) during the three (3) calendar year period ending immediately prior to the year in which the classification of Members as Large Regional Bottlers, Regional Bottlers or Mainstream Bottlers is to be made in accordance with Section 6.1(e).

“Laws” means:

(1)all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international;

(2)all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any governmental body or any regulatory or self‑regulatory organization having jurisdiction over the Company or any Member or their respective assets (including the rules and requirements of any securities exchange);

(3)all policies, practices and guidelines of any governmental body or any regulatory or self‑regulatory organization having jurisdiction over the Company or any Member or their respective assets (including the rules and requirements of any securities exchange); and

(4)any amendment, modification, re-enactment, restatement or extension of the foregoing,

in each case binding on or affecting the party or Person referred to in the context in which such word is used; and “Law” shall mean any one of them.

“Mainstream Bottlers” means all Members other than the Regional Bottlers and the Large Regional Bottlers.

“Mainstream Bottler Directors” means the Directors appointed by the Mainstream Bottlers pursuant to Section 6.1(d).

“Member” means, subject to Section 2.1(b), Section 5.4 and Section 6.10(g), ARTICLE XIV hereof and any other event which disqualifies a Person from being a Member hereunder, each of the Coca‑Cola Bottlers that executes this Agreement and also includes any Coca-Cola Bottler admitted as an Additional Member or a Substitute Member pursuant to the provisions of this Agreement, in such Coca-Cola Bottler’s capacity as a member of the Company.  Except for purposes of electing Directors as provided in Section 6.1, the Members shall constitute one (1) class or group of members.  A list of the Members shall be maintained by the Company.

“Net Cash Flow” means, for each Fiscal Year or other period of the Company, the gross cash receipts of the Company from all sources, but excluding any amounts, such as taxes, that are held by the Company as a collection agent or in trust for others or that are otherwise not unconditionally available to the Company, less all amounts paid by or for the account of the Company during the same Fiscal Year or other period (including, without limitation, payments of principal and interest on any Company indebtedness and expenses reimbursed to the Members under Section 5.2), and less any amounts determined by the Board to be necessary to provide a reasonable reserve for working-capital needs or any other contingencies of the Company.  Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions, depletion, similar allowances or other non-cash items, but shall be increased by any reduction of reserves to Net Cash Flow previously established.

“New Partnership Audit Rules” means the provisions of Subchapter C of Chapter 63 of the Code, as revised by Section 1101 of the Bipartisan Budget Act of 2015, as such provisions may thereafter be amended and including any Treasury Regulations or other guidance issued thereunder.

“Officer” has the meaning set forth in Section 7.1.

“Partnership Representative” has the meaning set forth in Section 11.1(a).

“Percentage Interest” means the Interest of a Member, expressed as a portion of one hundred percent (100%), determined by the proportion of the Units owned by such Member to the total number of Units issued and outstanding; “Percentage Interests” shall mean the Percentage Interest of two (2) or more Members.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“President” means the Person appointed by the Board as the president of the Company, who shall perform the duties described in Section 7.3.

“Prior Operating Agreement” has the meaning set forth in the recitals of this Agreement.

“Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code, provided that any items of income, gain, loss or deduction specially allocated pursuant to Section 8.2 shall not be taken into account in computing Profits and Losses.

“Receiving Party” has the meaning set forth in Section 16.12(c).

“Regional Bottlers” means, subject to the last sentence of this definition, the fourteen (14) largest Members, based on Sales Volume during the three (3) calendar year period ending immediately prior to the year in which the classification of Members as Large Regional Bottlers, Regional Bottlers or Mainstream Bottlers is to be made pursuant to Section 6.1(e).  If two or more Regional Bottlers become Affiliates of one another, only one of such affiliated Regional Bottlers shall continue to qualify as Regional Bottler and the other affiliated Regional Bottler(s) shall thereupon immediately cease to be qualified as Regional Bottlers. If one or more Regional Bottlers become an Affiliate of The Coca-Cola Company, such Regional Bottlers shall thereupon immediately cease to be qualified as Regional Bottlers. If and to the extent that any Large Regional Bottlers exist, the total number of Regional Bottlers specified herein shall be decreased by two (2) for each such Large Regional Bottler (e.g., if there is one (1) Large Regional Bottler, the number of Regional Bottlers shall be reduced to twelve (12), if there are two (2) Large Regional Bottlers, the total number of Regional Bottlers shall be reduced to ten (10), and so on); provided that where the number of Regional Bottlers is reduced because one or more Large Regional Bottlers exist, such reduction shall apply to the Regional Bottlers with the lowest Sales Volume during the most recent adjustment period described in Section 6.1(e), and such Bottlers who previously qualified as Regional Bottlers shall be reclassified as Mainstream Bottlers in such instance to accommodate the necessary number of Large Regional Bottlers.

“Regional Bottler Directors” shall mean the Directors appointed by Regional Bottlers and the Large Regional Bottlers, if applicable, pursuant to Section 6.1(c).

“Reviewed Year” has the meaning set forth in Section 11.1(e).

“Sales Volume” means, for a given Bottler over a given period of time, the total volume of all sales, measured in equivalent cases, of (i) beverage products bearing trademarks owned by or licensed to The Coca-Cola Company, plus (without duplication) (ii) Cross-License Brand Products.  For the purpose of this definition and without duplication, “sales” (a) includes all bottle/can and fountain volume sold by such Bottler directly to a customer via “direct store delivery”; (b) includes all bottle/can volume sold by an authorized distributor or third party operator in such Bottler’s Territory (to the extent that such Bottler holds distribution rights for such products), including, without limitation, all bottle/can volume for which such Bottler receives volume credit under the ARTM Agreement or, for a Cross-License Brand Product, under an analogous alternative route to market program; and (c) excludes any volume sold by such Bottler to another Coca-Cola Bottler (e.g., agency sales or non-trade sales).  For purposes of this Agreement, each calculation of Sales Volume shall be performed by the Company based on data provided by each Bottler, authorized distributors and/or third-party operators as well as other data provided to and/or collected by the Company (including pursuant to Section 3.3).  The Company shall rely on, and shall not be responsible for independently verifying the accuracy of, any data delivered to the Company, absent manifest error of any such data.  In the event a Bottler disagrees with any Sales Volume calculated by the Company, such Bottler may inquire to the Company about its method of calculation and the related data, and the Company and such Bottler shall work together in good faith to resolve any dispute relating to such calculation; provided that, in the event such dispute cannot be resolved by the President and such Bottler within a reasonable period of time, such dispute may be presented to the Board by the President or such Bottler for resolution pursuant to a Director Regular Vote, and such determination of the Board shall be final and binding on the parties and not subject to further appeal.

“Secretary” means the Person appointed by the Board as the secretary of the Company, who shall perform the duties described in Section 7.5.

“Selling Member” has the meaning set forth in Section 14.1(b)(iv).

“Subsidiary Special Allocations” has the meaning set forth in Section 8.2(b)

“Substitute Member” means a Coca-Cola Bottler that is admitted to the Company as a Member pursuant to Section 14.2.

“Tax Amount” has the meaning set forth in Section 9.4.

“Tax Matters Partner” has the meaning set forth in Section 11.4.

“Territory” means a defined geographic area consisting of (i) the fifty states of the United States of America and the District of Columbia and (ii) the country of Canada in which a Coca-Cola Bottler is authorized to bottle and/or sell one or more products bearing the trademark “Coca-Cola” or one of its derivatives.  For the avoidance of doubt, Territory shall in no case include any territories located outside of Canada or the United States (whether incorporated or unincorporated and organized or unorganized), such as Puerto Rico, Guam, U.S. Virgin Islands, Northern Mariana Islands, and American Samoa.

“The Coca-Cola Bottlers’ Association” means The Coca-Cola Bottlers’ Association, a Georgia nonprofit corporation.

“The Coca-Cola Company” means The Coca-Cola Company, a Delaware corporation, and any successor to substantially all of its business and operations, and its Affiliates.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unit” means the unit of measure of a Member’s Interest determined in accordance with the terms of this Agreement.  The Company may issue fractional Units to Members.  A Unit held by a Member shall also include such Member’s rights as a “member” under the Delaware Act, as modified by this Agreement, but a Unit held by a transferee that does not become a Substitute Member pursuant to Section 14.2 does not include rights as a “member” under the Delaware Act or this Agreement.  The Board may, but it is not obligated to, authorize the issuance of certificates to represent the ownership of Units.

“Vice President of Finance” means the most senior person in the Company’s finance department, who shall be appointed by the Board as the Vice President of Finance (or such other title as the Board may determine) of the Company and perform the duties described in Section 7.6.

Section 1.2Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE II

FORMATION AND TERM

Section 2.1Formation.

(a)The Company was formed as a limited liability company under and pursuant to the provisions of the Delaware Act and the rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided herein.

(b)A Coca-Cola Bottler, or in the case of a Bottler that carries on its business in the country of Canada, the Approved Subsidiary, shall be admitted as a Member of the Company if such Bottler or, in the case of a Bottler that carries on its business in the country of Canada, the Approved Subsidiary, executes and delivers this Agreement or a counterpart of this Agreement and, as applicable, satisfies all other terms and conditions set forth in ARTICLE XIII and/or ARTICLE XIV.

Membership in the Company is voluntary.  Whether to participate in any Company Division is also voluntary.  However, if a Coca-Cola Bottler does become a Member, the obligations set forth in Section 3.3 and the restrictions set forth in Section 12.8 will nonetheless be applicable to such Member to the extent and subject to the limitations set forth therein, regardless of whether it elects to participate in any Company Division, or any other service provided by the Company.

(c)As of the Effective Date, each Member owns that portion of the total number of Units issued and outstanding and holds the Percentage Interest that are set forth opposite such Member’s name on Schedule 2.1(c) attached hereto.  The Percentage Interest of (and Units held by) each Member will be calculated and adjusted as of February 1st each year based on such Member’s Sales Volume as a fraction of all Members’ Sales Volumes for the preceding three (3) calendar year period (as such Percentage Interests (and Units) are determined by the President, subject to approval by a Director Regular Vote).  If a Member does not object to its Percentage Interest within 15 days of receipt of written notice of it, the Member shall be deemed to have accepted such Percentage Interest.  If a Member does object in a timely way, (i) any adjustments agreed upon by such Member and the President shall be subject to approval by a Director Regular Vote, and (ii) if such Member and the President are unable to agree upon such Member’s Percentage Interest within 30 days after such Member first objects to the Percentage Interest proposed for it, the parties shall promptly refer the issue of the appropriate amount of such Member’s Percentage Interest to the Board.  The Board may consult with The Coca-Cola Bottlers’ Association in connection with any such dispute, but any determination of the Board pursuant to a Director Regular Vote shall be final and binding on the parties and not subject to further appeal.  The Member in question and the Company shall cooperate in connection therewith and shall submit to the Board all information reasonably requested by the Board to permit the Board to make a determination in a timely way.

(d)The name, mailing address, telephone number and electronic mail address of each Member, the Percentage Interest of each Member, and the number of Units issued to each Member shall be recorded on Schedule 2.1(c) to be compiled by the Vice President of Finance, or his or her designee.  The Vice President of Finance shall be required to update such Schedule from time to time as necessary to reflect accurately the information therein, including adjustments due to changes in the Members’ Percentage Interests (and Units held by the Members) pursuant to Section 2.1(c), resignations or the admission of Additional Members or Substitute Members and permitted transfers of Units.  Any update, amendment or revision to such Schedule made in accordance with this Agreement shall not be deemed an amendment to this Agreement for purposes of any approval otherwise required pursuant to this Agreement (including as provided in Section 16.10).  Any reference in this Agreement to such Schedule shall be deemed to be a reference to such Schedule as updated and in effect from time to time.  Upon request by a Member, the Company shall deliver to such Member an updated version of such Schedule, including the then-current Percentage Interests of the Members.

(e)Where an Approved Subsidiary is eligible to become a Member and satisfies all terms and conditions set forth in ARTICLE XIII and/or ARTICLE XIV, as applicable, for admission as a Member, (i) such Approved Subsidiary shall be considered to be a “Member” of the Company, (ii) all references in this Agreement to a “Member” shall be deemed to refer to such Approved Subsidiary; provided, for the avoidance of doubt, that all such references shall include, or refer solely to, the Bottler where the context requires, permits or it is otherwise reasonable to do so in order to give effect to the purposes of this Agreement and/or arrangements related thereto, which shall expressly include, without limitation, the definitions of “Mainstream Bottlers”, “Regional Bottlers” and “Sales Volume” in Section 1.1. hereof, the calculation of Percentage Interest in Section 2.1(c) hereof, participation in any Company Division (or such other services or division provided by the Company) and all rights of the Member under this Agreement, (iii) both the Coca-Cola Bottler that carries on its business in the country of Canada and its Approved Subsidiary shall be jointly and severally liable for all obligations of the Approved Subsidiary as a Member under this Agreement, and (iv) such Coca-Cola Bottler shall execute and deliver a counterpart to this Agreement to acknowledge the foregoing joint and several liability with its Approved Subsidiary under this Agreement.

Section 2.2Name.  The name of the Company is Coca-Cola Bottlers’ Sales & Services Company LLC.  The business of the Company may be conducted upon compliance with all applicable Laws under any other name designated by the Board.

Section 2.3Term.  The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware and shall continue in perpetuity unless the Company is dissolved in accordance with the provisions of this Agreement.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Delaware Act.

Section 2.4Registered Agent and Office.  The Company’s registered agent and office in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.  At any time, the Board may designate another registered agent and/or registered office.

Section 2.5Principal Place of Business.  The principal place of business of the Company shall be in Atlanta, Georgia, USA.  At any time, the Board may change the location of the Company’s principal place of business to another location.

Section 2.6Qualification in Other Jurisdictions.  The Board shall cause the Company to be qualified under applicable Laws (or registered under assumed or fictitious name statutes or similar Laws) in any jurisdiction in which the business transactions of the Company so require.  The Secretary, as the Company’s authorized person within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business (or register under an assumed or fictitious name) in a jurisdiction if and to the extent required.

ARTICLE III

PURPOSE AND ACTIVITIES OF THE COMPANY

Section 3.1Purpose; Powers.  The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and it shall have the organizational power to engage in any and all activities necessary, convenient, desirable or incidental to the foregoing, including, without limitation, to enhance the efficiency and competitiveness of the Coca-Cola Bottling System in the Territory. The Company shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other Law or by this Agreement, together with any powers incidental thereto, as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 3.2Activities of the Company.  The Company will not enter into any new line of business or service absent a Director Extraordinary Vote.  For the avoidance of doubt, the foregoing restriction applies to additional business initiatives and does not apply to the Company Divisions existing on the Effective Date and does not prohibit the Company from undertaking actions determined to be necessary or appropriate to carry out such business activities or other actions which do not represent a new type of business.

Section 3.3Participation by Members.  Each Member shall cooperate in good faith with the Company in accomplishing the Company’s activities.  Each Member shall participate with the Company in good faith on any decision or proposal the Board makes with respect to the services to be provided by the Company.  In addition, each Member agrees that the Company may obtain from time to time information about the Member’s Sales Volume, maintain that information in the Company’s records and provide that information to the Board to enable the Company to establish Percentage Interests, make adjustments contemplated in this Agreement (including with respect to classification of such Member and voting rights of such Member) and appropriately allocate Profits and Losses.  All such information will be held subject to the confidentiality provisions of Section 16.12 and in accordance with the Data Sharing Agreements, as applicable.

Section 3.4Participation by Non-Members.  Notwithstanding the requirement set forth in this Agreement that all Members be Coca-Cola Bottlers, (i) the operations of Bottler-owned production cooperatives shall be entitled to avail themselves of the services of the Company on the same terms and conditions as are available to the Members; (ii) the operations of The Coca-Cola Company participating in the purchase of products and services purchased by the Company for Members and non-US Coca-Cola bottlers shall also be entitled to participate in the Company’s services under such rules and policies as shall be approved by the Board by a Director Regular Vote; and (iii) such other Persons may participate in the Company’s services under such rules and policies as approved by the Board by a Director Regular Vote.

Section 3.5Non-Involvement in Certain Activities.  Except to the extent permitted or required under a separate agreement, the Company shall not undertake any action which interferes with or is otherwise in conflict with any contractual relationship between a Member (or an Affiliate thereof) and The Coca‑Cola Company (or an Affiliate thereof) or between a Member and any other Person.

Section 3.6BSNA Matters.  The Company recently entered into the BSNA Purchase Agreement, pursuant to which the Company has agreed to acquire all of the issued and outstanding equity interests of BSNA.  In the event the acquisition of such equity interests is consummated or the Company otherwise acquires the BSNA Business, the Company and the Members intend that, following any such acquisition, (a) only Members that are, or become in the future, BSNA Client Bottlers will participate in or receive services provided by BSNA, (b) the BSNA Client Bottlers, as a group, will be responsible for all net costs, expenses, operating losses and liabilities of BSNA, and (c) the other Members that are not BSNA Client Bottlers shall not incur or otherwise be responsible for any debt, liability or obligation arising out of or relating to BSNA or its operations.  If the Company acquires the BSNA Business pursuant to the BSNA Purchase Agreement or otherwise, the Members hereby agree that (i) BSNA will remain, and be managed as, a separate, wholly-owned subsidiary of the Company unless otherwise approved by the Board, (ii) all costs, expenses, operating losses and liabilities of BSNA, whether arising from the BSNA Purchase Agreement, the operations of BSNA or otherwise, will be borne by BSNA (or the BSNA Client Bottlers through service fees and not as members of the Company) and will not be allocated to, or borne by, the Members who are not BSNA Client Bottlers, (iii) the Master Business Services Agreements executed by the BSNA Client Bottlers, the terms of which provide for certain payments in the event of a BSNA Client Bottler exit, will remain in effect and enforceable unless otherwise approved by the Board, (iv) the Company will administer appropriate expense allocations between BSNA and other operations of the Company, and will provide transparent reporting of BSNA’s financials to the Board and committees designated by the Board from time to time, which financials shall be subject to audit by the Board and/or such committees, (v) there will be no commingling of funds between BSNA financial accounts and the Company’s financial accounts and existing cash accounts, (vi) unless otherwise approved by the Board pursuant to a Director Extraordinary Vote, the Company will not directly or indirectly (A) make any loans or advances to, or any investment in, BSNA, or (B) guarantee any indebtedness, obligation, liability or performance of BSNA, and (vii) the Company will take (and/or cause BSNA to take) such other actions approved by the Board to effect the purpose of this Section 3.6, including the adoption of Company Policies to implement the purpose of this Section 3.6.

ARTICLE IV

CAPITAL CONTRIBUTIONS,
CAPITAL ACCOUNTS AND ADVANCES

Section 4.1Initial Capital Contributions.  As permitted by Section 18-301(d) of the Delaware Act, to the extent that any Member has made any Capital Contributions prior to the Effective Date, all such Capital Contributions are reflected on the books and records of the Company and the Capital Accounts of such Member.

Section 4.2Additional Capital Contributions.  No Member shall be required to make any additional Capital Contribution to the Company under any circumstances except as may be required by the Board as determined by a Director Extraordinary Vote.

Section 4.3Personal Property.  A Member’s Interest shall for all purposes be personal property.  A Member has no interest in specific Company property.

Section 4.4Capital Accounts.  An individual Capital Account shall be established and maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).  No Member shall be obligated to restore a negative Capital Account balance.  Upon the transfer of all or a portion of a Member’s Units pursuant to Section 14.1, the Capital Account of the transferor Member that is attributable to the transferred Units shall carry over to the transferee Member.

Section 4.5Advances; Consequences of Nonrecourse Loans.  If any Member shall advance any funds to the Company, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company.  The amount of any such advance shall be a debt obligation of the Company to such Member and shall be subject to such terms and conditions acceptable to the Company and such Member; provided, however, that if the Member determines in good faith that the Company faces a financial emergency that immediately threatens its continuing operation, the Member may make an advance without the Company’s prior approval and the terms and conditions of such advance must, under any circumstances be no more or less favorable to the Member than is commercially reasonable.  Any such advance shall be payable and collectible only out of Company assets, and the other Members shall not be personally obligated to repay any part thereof.  No Person who makes any loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

ARTICLE V

MEMBERS

Section 5.1Powers of Members.  The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.  The Members shall have the right (i) to approve or disapprove the sale of all or substantially all of the Company’s assets in one transaction or in a series of related transactions; (ii) to approve or disapprove the Company’s merger with, or consolidation into, another limited liability company or “other business entity” (as defined in Section 18-209(a) of the Delaware Act); (iii) except as otherwise contemplated by Section 15.2, to approve or disapprove the dissolution of the Company; (iv) to appoint or elect Directors as provided herein; and (v) to exercise the other rights and powers as are provided in this Agreement.  In addition, the Mainstream Bottlers, on the basis of a majority of the number of Mainstream Bottlers (with each Member that is a Mainstream Bottler having one vote without regard to the number of Units held by such Member), shall have the right to approve any removal of a Mainstream Bottler from the Company pursuant to Section 6.10(g).  Except as expressly provided herein, the Members shall have no power to bind the Company.

Section 5.2Reimbursements.  The Company may reimburse the Members for all reasonable out-of-pocket expenses incurred by the Members on behalf of the Company in accordance with policies established by the Board from time to time.  Such reimbursement shall be treated as an expense of the Company that shall be deducted in computing the Net Cash Flow and shall not be deemed to constitute a distributive share of Profits or a distribution or return of capital to any Member.

Section 5.3Partition.  Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 5.4Resignation; Disqualification.  A Member may resign (i) upon (x) December 31, 2021 (or, in the case of an Additional Member, the third (3rd) anniversary of its having been admitted as a Member) and (y) thereafter on December 31 of the succeeding years immediately preceding the years in which a general adjustment in membership categories is to be implemented pursuant to Section 6.1(e) (e.g., December 31, 2023, December 31, 2026, and so on), but only if in any such event the Member has given the Company at least one (1) year’s advance written notice of its intention to resign; and (ii) upon the dissolution and winding up of the Company.  Upon any resignation under clause (i) of the preceding sentence, the Member shall sell and Company shall purchase all the Units of the Member on the terms and conditions set forth in Section 14.1 applicable to a resigning Member.  If a Member transfers all of its Units in accordance with the provisions of ARTICLE XIV it shall be disqualified as a Member and as provided therein shall no longer be treated as a Member of the Company.  In addition, if a Member becomes an Affiliate of The Coca-Cola Company, it shall be disqualified as a Member and the Member shall sell and the Company shall purchase all the Units of the Member on the terms and conditions set forth in Section 14.1 applicable to such Member.  A resignation or disqualification will not affect the Member’s responsibilities and obligations under procurement contracts with the Company, under any applicable procurement agency agreement (or similar agreement), or under any Company Policies (to the extent surviving such resignation or disqualification), in each case as in effect as of the date of the resignation or disqualification.  In addition, a resignation or disqualification will not affect the Member’s participation in any Company Division programs to the extent, in the President’s reasonable judgment, such Member’s participation therein was a material condition of a procurement supply agreement in effect as of the date notice of the resignation was given, or as of the date disqualification became effective, as applicable.

Section 5.5Meetings of Members; Voting by Members.

(a)Meetings of Members may be held at such time and place, within or outside the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

(b)Meetings of the Members or of a class of Members, for any purpose or purposes, (i) may be called by the President and (ii) shall be called by the President or Secretary at the request in writing of the holders of twenty-five percent (25%) of the Units owned by the Members or the class of Members and also as provided in Section 6.1(h)(ii).  Any such written request by the Members or a class of Members shall state the purpose or purposes of the proposed meeting.

(c)Written notice of a meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each Member entitled to vote at such meeting.

(d)Business transacted at any meeting of Members shall be limited to the purposes stated in the notice, unless otherwise agreed by all of the Members.

(e)Subject to the provisions of Section 6.1, all voting by Members shall be on the basis of Units, each Unit shall be entitled to one (1) vote, and no Member may split the voting of its Units on any vote.  For the avoidance of doubt, the Members shall constitute one (1) class or group of members, except for purposes of electing Directors as provided in Article VI.

(i)Quorum for meetings of all Members.  The holders of that number of Units representing a majority of all Units issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings open to all the Members.

(ii)Quorum for meeting of Mainstream Bottler Members.  The majority of the Members who are Mainstream Bottlers, present in person or represented by proxy (and not the owners of a majority of the Units held by Mainstream Bottlers) shall constitute a quorum for the transaction of business by that class of Members.

(f)When a quorum is present at any meeting of all the Members, the vote of Members holding that number of Units representing a majority of all Units, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which, by the Delaware Act or an express provision of this Agreement, a different vote is required, in which case such express provision shall govern (for instance, with respect to a dissolution of the Company, a vote of Members holding at least two-thirds (2/3) of all Units shall be required).  When a quorum is present at any meeting of a class of Members (e.g., the election of the Mainstream Bottler Directors pursuant to Section 6.1(d)), the vote shall be as required by the express provision of this Agreement that is applicable to the vote at such meeting.

(g)If, however, a quorum shall not be present or represented at any meeting of the Members or class of Members, the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

(h)Unless otherwise provided in this Agreement, at every meeting of the Members or a class of Members at which a Member is entitled to vote, such Member shall be entitled to vote in person or by proxy, which proxy shall (i) be executed in writing (which may be by electronic mail or other electronic transmission) by the Member and delivered to the Secretary at least two (2) days in advance of the meeting at which such proxy is expected to be invoked; (ii) be effective only for the duration of the meeting for which the proxy is expected to be invoked, unless a longer period is expressly provided therein, and (iii) not be granted to any Person other than another Member.  Every proxy of a Member shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(i)Members may participate in a meeting of the Members or a class of Members by means of conference telephone or similar communications equipment; provided all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(j)Unless otherwise provided in this Agreement, any action required to be taken at any meeting of the Members (or class of Members) or any action which may be taken at any meeting of such Members (or class), may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by Members holding the number of Units not less than the minimum number of Units (or, with respect to actions by the Mainstream Bottlers, signed by not less than the minimum number of Mainstream Bottlers) that would be necessary to authorize or take such action at a meeting at which all Members (or class of Members) entitled to vote thereon were present and voted.  Prompt notice of the taking of the action without a meeting by less than unanimous consent shall be given to those Members who have not consented in writing.

ARTICLE VI

MANAGEMENT

Section 6.1Board of Directors.

(a)The business and affairs of the Company shall be managed by or under the direction of a board of directors of the Company (the “Board”) consisting of natural persons who are appointed or elected, as applicable, as directors of the Company as provided below (each, a “Director”).  If the President of the Company is not also a Director, the President shall be an ex officio, non-voting member of the Board.  All Directors other than the CCNA Director shall, when appointed, be owners or members of senior management of Members or their respective Affiliates.

(b)Subject to adjustment as provided below, there shall be seventeen (17) Directors, consisting of (i) fourteen (14) Directors appointed each Director Adjustment Year by the Regional Bottlers (or the Large Regional Bottlers, if applicable, in each case, as further described in subpart (c) below), each of whom shall have the authority to cast one vote; (ii) two (2) Directors elected each Director Adjustment Year by the Mainstream Bottlers (as further described in subpart (d) below), each of whom shall have the authority to cast one vote; and (iii) one Director appointed each Director Adjustment Year by CCNA (the “CCNA Director”), who shall be a member of senior management of CCNA and have the authority to attend Board meetings and cast one vote unless otherwise provided in Section 6.2 and Section 6.3(c).

(c)Each Regional Bottler Director shall be separately appointed by a Regional Bottler; provided that each Large Regional Bottler, if any, shall appoint two (2) Regional Bottler Directors.

(d)There shall be two (2) Mainstream Bottler Directors and the Mainstream Bottlers shall elect the Mainstream Bottler Directors on the basis of a majority of the number of Mainstream Bottlers (with each Member that is a Mainstream Bottler having one vote without regard to the number of Units held by such Member).

(e)The classification of a Member as a Regional Bottler, a Large Regional Bottler or a Mainstream Bottler (and the determination of which Members have the right to appoint the Regional Bottler Directors and which Members have the right to elect the Mainstream Bottler Directors as provided in Sections 6.1(c) and 6.1(d) above) shall be made and determined by the President, subject to approval by a Director Regular Vote, every Director Adjustment Year as of February 1 of such year based on the Members’ Sales Volume for the preceding three (3) calendar year period.  The next Director Adjustment Year will be 2021, with the three-year cadence beginning after such year (i.e., 2024, 2027, and so on).  Notwithstanding the foregoing, if during the interim between the regular adjustments any Regional Bottler ceases to qualify as a Regional Bottler, or any Large Regional Bottler ceases to qualify as either a Large Regional Bottler or a Regional Bottler, because it becomes an Affiliate of The Coca-Cola Company, becomes a controlled Affiliate of another Regional Bottler or another Large Regional Bottler or has otherwise ceased to exist, the President, subject to approval by a Director Regular Vote, promptly shall designate the largest Mainstream Bottler, based on the Members’ Sales Volume for the immediately preceding three (3) calendar year period, as the replacement Regional Bottler with the right to immediately appoint replacement Regional Bottler Director(s) pursuant to Section 6.1(f); provided that such Mainstream Bottler may elect to forego its designation as the replacement Regional Bottler by giving notice of such election to the Company, in which case the next largest Mainstream Bottler, based on the Members’ Sales Volume for the immediately preceding three (3) calendar year period, shall be designated as the replacement Regional Bottler, subject to the terms and conditions of this Section 6.1(e).

(f)The natural Persons who serve as the Directors of the Company as of the Effective Date are listed on Exhibit B attached hereto and hereby made a part hereof and the Members entitled to appoint or elect Directors are deemed to have so appointed or elected them, as applicable.  Those Members entitled to appoint or elect, as applicable, one or more members of a class of Directors as set forth above shall appoint or elect, as applicable, the Director or Directors of such class to serve until replaced hereunder.  Each Director Adjustment Year, (i) any Member that becomes a Regional Bottler or Large Regional Bottler under Section 6.1(e) which has not previously appointed a Regional Bottler Director shall promptly do so; (ii) any Regional Bottler Director who was appointed by a Member which is no longer a Regional Bottler, or a Large Regional Bottler, if applicable, shall be immediately disqualified and shall be replaced as provided in Section 6.1(e); and (iii) the other Regional Bottlers, or Large Regional Bottler(s), if applicable, and the Mainstream Bottlers may, if they choose, replace their Directors as provided in Section 6.7.  Each Director appointed or elected, as applicable, shall hold office until a successor is appointed or elected, as applicable, or until such Director’s earlier death, resignation, removal or automatic disqualification.

(g)The authorized number of Directors and the number of each class of Directors may be increased or decreased by the affirmative vote of (i) Members holding Units equal to at least seventy-five percent (75%) of all Units, and (ii) at least eighty percent (80%) of the Units held by Members who may vote for the affected class of Director vote in favor of the change (or, if the affected class is the Mainstream Bottler Directors, by eighty percent (80%) of the number of Mainstream Bottlers, regardless of their Unit ownership).

(h)Vacancies in Director positions, including those caused by automatic disqualification of a Director under Section 6.7(c) shall be filled promptly following the occurrence of the vacancy and in any event within sixty (60) days thereof, as follows:

(i)Subject to the remaining provisions of this Section 6.1(h), a Regional Bottler Director vacancy caused by the removal, resignation, disqualification or death of a Regional Bottler Director shall be filled by appointment of a new Director by the Regional Bottler (or Large Regional Bottler, if applicable) that appointed the Director who vacated the office.  If that Regional Bottler or Large Regional Bottler has become a controlled Affiliate of another Regional Bottler, or another Large Regional Bottler or of The Coca-Cola Company, or has ceased to exist, the vacant directorship shall instead be promptly appointed by the Member that will become a Regional Bottler under Section 6.1(e) (i.e., the largest Member, in terms of Sales Volume, that was previously a Mainstream Bottler).

(ii)A Mainstream Bottler Director vacancy shall be filled by election at a special meeting of the Mainstream Bottlers, or through such other process as is determined by such Mainstream Bottlers, and they shall elect such Director’s successor by majority vote of the Mainstream Bottlers (and not by majority vote of their Units); provided, however, that a Mainstream Bottler that has (I) become a controlled Affiliate of another Member or (II) ceased to exist, shall not be eligible to vote in such election and only the remaining Mainstream Bottlers shall elect the successor Director by majority vote of such Members (and not by majority vote of their Units).

(iii)A CCNA Director vacancy shall be promptly filled by the appointment of a new CCNA Director by CCNA, which new Director shall be a member of senior management of CCNA.

(i)Each Member that becomes an Affiliate of another Member shall give notice thereof to the Company not later than ten (10) days after the closing of the transaction in which the Member became an Affiliate.  Each Member that enters into a transaction or adopts a plan under which it will cease to have a legal existence shall give notice thereof to the Company upon entering into such transaction or adopting such plan.  The Company shall give notice of each such event as to which it is provided notice to each other Member whose voting rights may be affected hereunder within thirty (30) days after the Company’s receipt of notice of such event.  No Director who has become disqualified to serve as a Director for any reason shall be entitled to vote on any matter submitted to a vote of Directors and, in each case where such disqualification has occurred, the Member or class or classes of Members affected by such disqualification shall be entitled to replace the disqualified Director in the manner described herein before any such vote is effected.

Section 6.2Meetings of the Board.  There shall be a minimum of four (4) Board meetings each year.  The Board may hold meetings, both regular and special, within or outside the State of Delaware.  The first meeting of each newly elected Board shall be held each Director Adjustment Year immediately after the annual meeting of Members, if any, and at the same place, and no notice of such meeting shall be necessary to the newly-elected Directors in order legally to constitute the meeting, provided a quorum shall be present.  In the event there is no annual meeting of the Members or such Board meeting is not held at that time and place, the first meeting of the newly-elected Board may be held each Director Adjustment Year at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board, or as shall be specified in a written waiver signed by all of the Directors.  At such meeting, the newly-elected Directors shall elect a Chair who shall preside over that meeting of the Board and all subsequent meetings of the Board and of the Members until the next Chair is elected, and shall have such other duties and responsibilities as the Board may from time to time determine.  The Chair shall be elected by a Director Regular Vote and shall, for years 2021 and after, serve for a three (3) year term coinciding with each Director Adjustment Year, with the next three (3) year term beginning February 1, 2021.  Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  Special meetings of the Board may be called by the President on three (3) days’ notice to each Director, either personally, by telephone, by mail, by electronic mail or by any other means of communication; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of two or more of the Directors.  Notwithstanding anything to the contrary contained herein, upon the request of (a) the Chair of the Board or the Company’s General Counsel or (b) the Board following a Director Regular Vote (with the CCNA Director being excluded from such Director Regular Vote), the CCNA Director may be excluded from participating in or attending a Board meeting and from receiving and reviewing any Board materials if and to the extent (i) the Board discussions relate to, and/or such Board materials contain, sensitive or confidential information of one or more Members (or any Coca-Cola Bottler, regardless of whether such Person is a Member) or relate to the relationship between the Company and The Coca-Cola Company, or (ii) the disclosure of such discussions or materials would be a violation of Company Policies or applicable Law (the determinations required under clauses (i) and (ii) shall be made by either the Company’s General Counsel or by a Director Regular Vote (with the CCNA Director being excluded from such Director Regular Vote), which Director Regular Vote shall take place following the written request for such Director vote by two (2) or more of the Directors; provided that if the Company’s General Counsel and the Board disagree on any such determination, the determinations of the Board shall be conclusive and controlling for purposes of this Section 6.2), and the CCNA Director shall not have the right to review or access any of such information.

Section 6.3Quorum and Acts of the Board and of Committees; Proxies.

(a)At all meetings of the Board, sixty-six and two-thirds percent (66 2/3%) of the voting power of the Directors, present in person or by proxy, shall constitute a quorum for the transaction of business and, except as otherwise expressly provided in Section 6.10 or any other provision of this Agreement, a Director Regular Vote shall be the act of the Board.  For purposes of committee meetings, unless a higher percentage for quorum or committee action is otherwise provided by such committee’s charter or by resolution of the Board, a quorum of such committee shall consist of a majority of its members, and at all committee meetings, a quorum being present, all matters shall be decided by the affirmative vote of a majority of such committee’s members, except as otherwise required by applicable Law or by this Agreement (including Section 6.5, Section 6.9 and Section 6.10).  If a quorum shall not be present at any meeting of the Board or a committee, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee designated by the Board thereof may be taken without a meeting, if the members of the Board or such committee, as the case may be, unanimously consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board or such committee.

(b)Unless otherwise provided in this Agreement, at every meeting of the Directors at which a Director is entitled to vote, such Director shall be entitled to vote either in person or by proxy, which proxy shall (i) be executed in writing (which may be by electronic mail or other electronic transmission) by such Director and delivered to the Secretary at least two (2) days in advance of the meeting at which such proxy is expected to be invoked; (ii) be effective only for the duration of the meeting for which the proxy is expected to be invoked, unless a longer period is expressly provided therein, and (iii) not be granted to any Person other than another Director.  Every proxy of a Director shall be revocable in the discretion of the Director executing it unless otherwise provided in such proxy; provided that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(c)Notwithstanding anything to the contrary contained in the foregoing, the CCNA Director shall not have the right:

(i) to vote by proxy on any matter coming before the Board or to designate any Person, by proxy or otherwise, to attend in place of such CCNA Director in the event such Director is unable to attend a meeting of the Board; or

(ii)to vote on any matter coming before the Board to the extent related to the relationship between the Company and The Coca-Cola Company, as determined by a Director Regular Vote (with the CCNA Director being excluded from such Director Regular Vote), which Director Regular Vote shall take place following the written request for such Director vote by two (2) or more of the Directors.

Section 6.4Electronic Communications.  Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

Section 6.5Committees.  The Board may, by resolution passed by a Director Regular Vote, designate one or more committees, the members of which shall be selected by the Board. Any such committee shall consist of one or more Directors; provided, however, that the membership of the Procurement Committee shall be comprised of Directors representing a broad representation of Members for whom procurement is undertaken by the Company (as such broad representation may be determined in accordance with applicable Company Policies). As of the Effective Date, the standing committees consist of the following: the Audit Committee, the Strategy and Governance Committee, the Human Resources and Compensation Committee, and the Procurement Committee.

In selecting the membership of any given committee, the Board shall consider the committee’s function and the extent to which the class membership of any Directors on the committee should reflect the class membership of the Board as a whole.  The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

Any such committee, to the extent expressly provided in a resolution of the Board or in the charter of the applicable committee adopted by the Board, in each case passed by a Director Regular Vote, shall have and may exercise all the powers and authority so delegated by the Board in the management of the business and affairs of the Company, but no such committee shall have the power or authority to take any of the actions described in Section 6.9 or Section 6.10 of this Agreement unless authorized by unanimous vote or unanimous written consent of the Board.  The powers and authorities of the committees shall be as stated in a Board-approved charter document, in a Board resolution, and otherwise determined by the Board from time to time, but shall include providing the Company and the Board with the benefit of the knowledge and insights of committee members in developing effective plans, strategies and tactics in the functional areas addressed by each committee.  Such committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.  Each committee shall keep regular minutes of its meetings and promptly report the same to the Board.

Section 6.6Expenses.  The Directors may be paid their reasonable expenses, if any, of attendance at any meeting of the Board; provided that the CCNA Director may be paid his or her reasonable expenses, if any, of attendance at any meeting of the Board only to the extent that all other Directors are so paid by the Company.  No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like reimbursement of reasonable expenses for attending committee meetings.

Section 6.7Removal, Resignation and Automatic Disqualification of Directors.

(a)Unless otherwise restricted by Law, Directors may be removed at any time, with or without cause, (i) in the case of a Regional Bottler Director, by the Regional Bottler (or Large Regional Bottler, if applicable) which appointed the Director; (ii) in the case of a Mainstream Bottler Director, by a vote of sixty-six and two-thirds percent (66 2/3%) of the Mainstream Bottlers (with each Member that is a Mainstream Bottler having one vote without regard to the number of Units held by such Member); and (iii) in the case of the CCNA Director, by CCNA.

(b)A Director may resign by written notice signed by the Director resigning and delivered to (i) the Member that appointed such Director or the Members that were in the group that elected such Director, (ii) the other Directors, and (iii) the President.  Unless otherwise specified in the notice, the resignation will become effective sixty (60) days after the date the notice was given.

(c)A Regional Bottler Director shall be automatically disqualified from office and shall immediately cease to serve as a Director if the Regional Bottler or Large Regional Bottler, as applicable, that appointed such Director thereafter becomes a controlled Affiliate of another Regional Bottler, or another Large Regional Bottler, or of The Coca-Cola Company or otherwise ceases to exist.  A Mainstream Bottler Director shall be automatically disqualified from office and shall immediately cease to serve as a Director if such Director is an employee of a Mainstream Bottler or an Affiliate thereof and, after such Director is elected, such Mainstream Bottler either ceases to exist or becomes an Affiliate of The Coca-Cola Company, a Regional Bottler, or a Large Regional Bottler.

(d)A CCNA Director shall be automatically disqualified from office and shall immediately cease to serve as a Director, and CCNA’s right to designate a CCNA Director shall herein automatically terminate with such office thereby eliminated, if (i) the CCNA PAA is no longer in effect for any reason (whether due to expiration, termination, discontinuance, or otherwise), (ii) the Company ceases to be authorized to act as agent for CCNA in connection with procurement of the items originally listed in the CCNA PAA, or (iii) the Company permanently ceases the activities of its Procurement Division.

Section 6.8Directors as Agents.  No Director (including the CCNA Director) shall have the authority to bind the Company, to execute contracts or to expend funds unless such action has been authorized by the requisite Director vote.

Section 6.9Actions Requiring a Director Regular Vote.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not take any of the following actions unless authorized to do so by a Director Regular Vote:

(a)subject to the provisions of Section 5.1, the sale, exchange or other disposition of any of the assets of the Company in a single transaction or in a series of related transactions, with a fair market value in excess of ten percent (10%) of total net asset value of the Company, except for sales in the Company’s ordinary course of business;

(b)the commencement of a voluntary proceeding seeking reorganization or other relief with respect to the Company or any controlled Affiliate of the Company under any bankruptcy or other similar Law or seeking the appointment of a trustee, receiver, custodian or other similar official of the Company or any such controlled Affiliate or any substantial part of their respective property, or the making by the Company or any such controlled Affiliate of a general assignment for the benefit of creditors;

(c)the declaration or making of any distributions to Members, except distributions of the Tax Amount as set out in Section 9.4 of this Agreement;

(d)the entering into of any material contract of any nature with (i) The Coca-Cola Company or its Affiliates or (ii) any Member or its Affiliates, and, in each case, any material amendment, early termination or renewal thereof (other than a procurement agency agreement or related services agreement between a Member and the Company; provided that each such agreement is substantially in a form that has been previously approved by the Board);

(e)the entering into by the Company of any agreement, facility, commitment, guaranty, instrument or other undertaking providing for, or relating to, the incurrence of any indebtedness for borrowed money by the Company, or granting or permitting to exist any lien, encumbrance, option, pledge, security interest, mortgage, right of first option, right of first refusal or similar restriction on any of the assets or equity interests of the Company, except (i) to the extent specifically authorized in a business plan approved by the Board, or (ii) for statutory liens for taxes and materialmen’s liens (or similar liens for labor, materials or supplies) that arise in the Company’s ordinary course of business and that are not yet due and payable;

(f)the formation, organization or liquidation of any subsidiary of the Company and the appointment of directors of (or persons with comparable authority with respect to) any such subsidiary; provided that, unless otherwise directed by the Board, the Company shall, and shall cause each of its subsidiaries to, cause (i) the composition of the boards of directors (or other similar governing body) of each such subsidiary to be the same as the Board, and (ii) substantially identical restrictions on actions that may be taken by the Company and/or the Board as set forth in this Agreement to be inserted into the governing documents of each such subsidiary;

(g)the issuance, sale, or, except as otherwise specifically contemplated by Section 14.1(b), repurchase by the Company of any Interest or other equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of the Company;

(h)the commitment to any material capital expenditure by the Company in any Fiscal Year of the Company, except to the extent specifically authorized in a business plan approved by the Board;

(i)the adoption or any significant amendment of the Company’s annual and long-term business plan and annual operating budget for the Company (or any updates to any of them);

(j)except as otherwise provided herein, the selection and dismissal of Officers, the determination of the duties of Officers (i.e., duties in addition to those duties described in ARTICLE VII), and the entering into, amendment or termination of employment contracts with Officers or any other contracts with Directors or Officers;

(k)the appointment or change of the independent auditors of the Company;

(l)the acquisition or lease by the Company of any real property, or any sale, lease or sublease of, or similar arrangement affecting, any real property owned or leased by the Company, except to the extent specifically authorized in a business plan approved by the Board;

(m)the incurrence or assumption of any material liability or obligation, whether contractually or otherwise, by the Company, except to the extent specifically authorized in a business plan approved by the Board;

(n)the making of any political contributions, except to the extent specifically authorized in a business plan approved by the Board;

(o)the making of any charitable contributions, except to the extent specifically authorized in a business plan approved by the Board;

(p)(i) any change in accounting principles, methods or practices of the Company other than those necessary to conform with generally accepted accounting principles; (ii) any voluntary change in the Fiscal Year of the Company or any subsidiary; (iii) any voluntary change in the taxable year or method of tax accounting for income tax purposes of the Company or any subsidiary; (iv) the conversion by the Company to a different method of taxation as contemplated by Section 11.3; (v) each of the decisions requiring Board approval pursuant to Section 8.2(e) or Section 11.1 with respect to Company tax audits; and (vi) the making of any tax elections on behalf of the Company;

(q)the approval of the annual financial statements of the Company and its subsidiaries;

(r)the adoption, material amendment, or repeal of the following policies of the Company governing the Company, any Company Division or any Company subsidiary (collectively, the “Company Policies”): (1) policies governing the services provided by a Company Division and/or a Company subsidiary (including procurement policies), which such policies are binding upon Members who elect to participate in such Company Division and/or in such Company subsidiary, (2) policies governing the Board or committees of the Board, and (3) policies relating to the Company’s code of conduct or Director conflicts of interest (it being acknowledged and agreed that all such Company Policies in effect immediately prior to the Effective Date shall remain in effect without any additional vote or ratification of the Board under this Section 6.9(r)), and the Members hereby authorize the President to adopt, amend, or repeal all other policies of the Company without any action on the part of the Board; provided that any such policy adopted, amended, or repealed by the President (and any powers thereby conferred) may be amended, altered, or repealed by Director Regular Vote in the Board’s sole discretion;

(s)the initiation, termination, or settlement of any judicial, administrative or arbitration proceedings involving the Company or any subsidiary, or the payment or settlement of any claim involving the Company or any subsidiary which exceeds two hundred thousand U.S. dollars (US $200,000);

(t)the entering into of any contract or other agreement having a term greater than five (5) years or involving a sum greater than ten million U.S. dollars (US $10,000,000) per annum or the equivalent in any other currency, or the modification of any material term of any such contract or agreement, including, without limitation, modifications of payment terms, extensions and cancellations, except to the extent specifically authorized in a business plan approved by the Board;

(u)the purchase or other acquisition by the Company of any equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of any Person, including a subsidiary approved by the Board pursuant to Section 6.9(f);

(v)the entering into by the Company of any joint venture, partnership, strategic alliance or similar arrangement with any Person, except to the extent specifically authorized in a business plan approved by the Board;

(w)the making of any loan or otherwise lending funds of the Company to any Person (including any Member), except (i) for the extension of credit in the Company’s ordinary course of business, or (ii) to the extent specifically authorized in a business plan approved by the Board;

(x)the making of any Subsidiary Special Allocation (each Subsidiary Special Allocation to be made after consultation with the Company’s tax advisers to ensure such Subsidiary Special Allocation is compliant with Section 704(b) of the Code and the Treasury Regulations issued thereunder); or

(y)the entering into of any contract or agreement to do any of the things described in subsections (a) through (x) above or the authorizing of any of, or committing or agreeing to take any of, such actions.

Section 6.10Actions Requiring a Director Extraordinary Vote.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not take any of the following actions unless authorized to do so by a Director Extraordinary Vote:

(a)undertake any new line of business, or terminate the functions of any Company Division;

(b)take any action requiring a Director Extraordinary Vote as provided in Section 3.2 or Section 12.8(a);

(c)restrict payment of a Tax Amount under Section 9.4;

(d)determine the “Fair Value” of a Member’s Units under the valuation procedures applicable under Section 14.1(b)(iii) when a Member becomes an Affiliate of The Coca-Cola Company, unless that determination is effected by mutual agreement with the Member in question;

(e)subject to Section 5.1, dissolve the Company pursuant to Section 15.2(a);

(f)impose a sanction reasonably determined to be appropriate by the Board on a Member for violating its commercial obligations regarding any Company Division, or other service provided by the Company; provided that no sanction will be implemented under this Section 6.10(f) unless the Company gives the applicable Member notice of such violations and a reasonable period of time as determined by the Board in which to cure such violations, which period of time shall be not less than thirty (30) days after the date the notice is given;

(g)subject to Section 5.1, remove any Member from membership in the Company.  In voting to remove a Member under this Section 6.10(g), the Directors shall be guided by whether, in their judgment, the Member has engaged in activity that has had, or is expected to have, a negative impact on the Company, the development of its goals, or its operations.  All the Units of any Member who is so removed shall be sold by the Member and purchased by the Company in accordance with Section 14.1(b).  The removal of a Member will not affect the Member’s procurement contracts with the Company in effect as of the date of the removal.  A Member will not be removed under this Section 6.10(g) unless the Company gives the Member notice of the activity resulting in a potential removal and a reasonable period of time as determined by the Board in which to modify its conduct, which period of time shall be not less than thirty (30) days after the date such notice is given; or

(h)require any additional Capital Contribution from the Members; provided that any such call for additional Capital Contributions shall be made to all Members, pro rata, based upon the respective Percentage Interests of the Members (as determined periodically pursuant to Section 2.1(c)); and provided further, that in connection with any such additional Capital Contribution requirement, the Directors shall provide a reasonable time for the Members to fund such additional Capital Contributions and shall notify all Members in writing of the deadline for such funding, the purposes of the additional Capital Contributions, and the consequences and remedies for any failure or refusal to fund any such additional Capital Contribution within the time period specified therefor, which deadlines, consequences and remedies shall be applied consistently to all Members.

Section 6.11Duties of Directors.  When taking actions as a Board, Directors shall act in good faith and consider the purposes for which the Company was formed which are to enhance the efficiency and competitiveness of the Coca-Cola Bottling System in the Territory; provided, that nothing contained in this Section 6.11 shall, or shall be deemed to, conflict with, limit or restrict in any way the provisions of Section 12.2, Section 12.3 or Section 12.4 of this Agreement.

ARTICLE VII

OFFICERS

Section 7.1Officers.  The Board may select, as provided in Section 6.9, natural persons who are agents or employees of the Company to be designated as officers of the Company (“Officers”), with such titles as the Board shall determine.  Any number of offices may be held by the same person, except that the offices of President, Secretary and the Vice President of Finance shall be held by different persons.  The Board may appoint such other Officers, including a General Counsel, and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform the duties of such offices as set forth in this Article VII and such other duties as shall be determined, as provided in Section 6.9(j), from time to time by the Board.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner recommended by the President and approved by the Board.  The Officers shall hold office until his/her resignation, removal, disqualification, retirement, death or until his or her successor has been duly appointed.  Any Officer may be removed at any time with or without cause by a Director Regular Vote and any vacancy occurring in any office of the Company may be filled by a like vote of the Board.

Section 7.2The Chairman of the Board.  The Chairman of the Board shall serve as the chair of all meetings of the Board and shall have such other duties and responsibilities as the Board may from time to time determine.  The Chairman of the Board shall be a Director but need not otherwise be an officer, agent or employee of the Company.

Section 7.3The President.  The President shall be the chief executive officer of the Company, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.  The President shall execute bonds, mortgages and other contracts, except where required or permitted by Law to be otherwise signed and executed and except where signing and execution thereof shall be otherwise authorized or delegated or except as otherwise permitted in Section 7.4.  The President shall have the power to fix the compensation of elected Officers whose compensation is not fixed by the Board or a committee thereof and also to engage, discharge, determine the duties and fix the compensation of all employees and agents of the Company necessary or proper for the transaction of the business of the Company.  The President shall report to the Board, with the Chairman serving as the primary contact for such purpose on behalf of the Board.

Section 7.4The Senior Vice President(s).  In the absence of the President or in the event of the President’s inability to act, the Senior Vice President, if any (or in the event there be more than one Senior Vice President, the Senior Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Senior Vice President(s), if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.  As of the Effective Date, the executives leading the Company Divisions have been appointed as Vice Presidents (or Senior Vice Presidents) of the Company.

Section 7.5The Secretary.  The Secretary shall be responsible for filing legal documents and maintaining records for the Company.  The Secretary shall attend all meetings of the Board and all meetings of the Members and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees of the Board.  The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board (and committees thereof), and shall perform such other duties as may be prescribed by the Board or President, under whose supervision the Secretary shall be.

Section 7.6The Vice President of Finance. The Vice President of Finance (or the most senior employee in the finance department with a title as designated by the Board) shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board.  The Vice President of Finance shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and the Board, at its regular meetings, or when the Board so requires, an account of all the Company’s transactions and of the financial condition of the Company.

Section 7.7Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 7.8Duties of Officers.  Each Officer shall discharge his or her duties in good faith, in a manner such Officer reasonably believes to be in or not opposed to the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. Notwithstanding the foregoing, each Officer shall not engage with respect to the Company (i) in any act or omission which involves intentional misconduct or a knowing violation of Law or (ii) in any transaction from which such Officer would receive an improper personal benefit. Except as provided herein, the Officers shall be under no other fiduciary duty to the Company or the Members to conduct the affairs of the Company in a particular manner and an Officer who so performs those duties in a manner consistent with this Section 7.8 shall not be liable by reason of being an Officer of the Company.

ARTICLE VIII

ALLOCATIONS

Section 8.1Profits and Losses.  As of the end of each Fiscal Year, and after giving effect to the special tax allocations set forth in Section 8.2, Profits and Losses shall be allocated among the Members for Capital Account, as well as for federal income tax purposes:

(a)Subject to the allocation rules of Section 8.2, Profits for any Fiscal Year shall be allocated among the Members in proportion to their Percentage Interests.

(b)Subject to the allocation rules of Section 8.2, Losses for any Fiscal Year shall be allocated among the Members in proportion to their Percentage Interests.

Section 8.2Special Allocations.  At the end of each Fiscal Year and notwithstanding any provision of Section 8.1, the following special allocations shall be made for both Capital Account and for federal income tax purposes unless otherwise provided:

(a)In accordance with the ordering rules of Treasury Regulations Section 1.704-2(j), items of gross income and realized gain first shall be allocated in an amount and in a manner that complies with the “chargeback” requirement of Treasury Regulations Section 1.704-2(i)(4), the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and the “minimum gain chargeback” requirement of Treasury Regulations Section 1.704-2(f).  Further, any “partner nonrecourse deductions” within the meaning of Treasury Regulations Section 1.704-2(i)(2) attributable to “partner nonrecourse debt” shall be allocated to the Member who bears the “economic risk of loss” for such debt in accordance with Treasury Regulations Section 1.704-2(i).  Nonrecourse deduction as defined in Treasury Regulations Section 1.704-2(b)(1) shall be allocated among the Members in accordance with their Percentage Interests.  Any losses in excess of the losses allowable to the Members pursuant to the Treasury Regulations promulgated under Code Section 704(b) shall first be allocated to the extent allowable hereunder to Members who are not precluded from receiving such allocations by the preceding provisions of this subparagraph (a), if any, and shall thereafter be allocated as provided in Section 8.1.

(b)If, when and to the extent that pursuant to Section 6.9(x) the Board approves the making of any special “book” or tax allocations to any Members with respect to any items of income, gain, loss or deduction of any subsidiary of the Company for part or all of any Fiscal Year (“Subsidiary Special Allocations”), then such Subsidiary Special Allocations would be made immediately after the special allocations set forth in Section 8.2(a).

(c)If a taxing authority ignores the characterization of any amounts paid to a Member (or an Affiliate thereof) as salaries, management fees, commissions, interest or other compensation for services (“Compensation”), and refuses to treat such payments as either guaranteed payments within the meaning of Code Section 707(c) or payments made to such Member other than in such Member’s capacity as a “partner” within the meaning of Code Section 707(a), and such taxing authority ultimately treats such amounts paid to a Member (or an affiliate thereto) as a distribution to such Member for federal income tax purposes which reduces such Member’s Capital Account, then the Compensation shall be treated as an allocation of an item of income or gain of the Company to the recipient Member so that, consistent with the intent of the Members, the Compensation shall not be treated as a distribution which reduces the recipient Member’s Capital Account.  Accordingly, such Member shall be allocated the first available items of Company income and gain (including in a succeeding year) in an amount equal to the Compensation.

(d)Special Basis Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(e)Items Resulting from Partnership Audits.  Subject to approval of the Board, the Partnership Representative may make special allocations of income, gain, loss or deduction to correct for distortions arising from a Company audit under the New Partnership Audit Rules.  Allocations so made shall preserve to the greatest extent permitted by law, the after-tax economic arrangement of the Members.

Section 8.3Allocation Rules.

(a)For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Company in consultation with its tax accountants using any method that is permissible under Section 706 of the Code and the Treasury Regulations thereunder.

(b)Except as otherwise provided (i) in this Agreement or (ii) in any resolution establishing a Subsidiary Special Allocation as contemplated in Section 8.2(b) hereof, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year in question.

(c)The Members are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of Company income and loss for income tax purposes.

(d)The Members intend that the allocation provisions set forth in this Agreement shall comply with Section 704(b) of the Code and the Treasury Regulations issued thereunder and the provisions are to be interpreted in a manner consistent with those Treasury Regulations.

Section 8.4Section 704(c).  In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value.

Section 8.5Section 754 Election; Other Elections.  In connection with any transfer of Units pursuant to Section 14.1, following written request of any Member and approval by the Board (such approval not to be unreasonably withheld), the Company shall make an election pursuant to Section 754 of the Code to adjust the basis of the Company’s property in the manner permitted by Sections 734(b) and 743(b) of the Code.  All other federal, state and local tax elections by the Company shall be approved by the Board in its discretion.

ARTICLE IX

DISTRIBUTIONS

Section 9.1Net Cash Flow.  Except as otherwise provided in ARTICLE XV hereof (relating to the dissolution of the Company), any distribution of the Net Cash Flow during any Fiscal Year shall be made to the Members in proportion to their Percentage Interests.

Section 9.2Distribution Rules.  Except as provided in Section 9.4, all distributions pursuant to Section 9.1 shall be discretionary and shall be authorized, if at all, by the Board at such times and in such amounts as shall be determined by the Board pursuant to Section 6.9.

Section 9.3Limitations on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Board on behalf of the Company, shall not make a distribution to any Member on account of its Interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable Law.

Section 9.4Distribution of the Tax Amount.  If at any time the Company is treated for federal income tax purposes as a partnership, then, subject to any limitation imposed by the Delaware Act or other applicable law, absent a Director Extraordinary Vote to the effect that it is in the best interests of the Company not to make such a distribution (or to make only a portion thereof), the Company shall distribute with respect to each of its taxable years the Tax Amount (or portion thereof as determined by a Director Extraordinary Vote) to the Members in accordance with their respective Percentage Interests.  The “Tax Amount” for a taxable year shall be determined by multiplying an amount equal to the Company’s taxable income (as defined below) for such year by a percentage that is equal to the sum of:  (i) the highest state tax rate applicable to any Member for the year, and (ii) the highest federal individual or corporate income tax rate for that year reduced by the product of such highest federal rate and the state tax rate determined under clause (i).  As used herein, taxable income shall mean the Company’s taxable income as determined for federal income tax purposes under Section 703 of the Code, disregarding the provisions of Code Section 703(a)(1).  To the extent feasible, the Company shall make partial distributions of the Tax Amount for a taxable year, based on its best estimates from the information available to it at the time of the distribution, sufficiently prior to estimated tax payment dates for that year to permit the Members conveniently to pay their estimated taxes on their share of the Company’s income.  On or before March 10 of the year following the year as to which the Tax Amount relates the Company shall make such additional distributions, if any, which, when added to prior partial distributions of the Tax Amount for that year, equals the Company’s good faith estimate of the Tax Amount based on the information available to it at that time from its regularly employed accountant or accounting firm.  Subject to the first sentence of this Section 9.4, not later than the time the Company’s federal income tax return for the year to which the Tax Amount relates is filed, the Company shall distribute an amount, if any, equal to the difference between the Tax Amount as calculated on the basis of the information on such return and the partial distributions of that Tax Amount previously made.  If at the time of the filing of such return the Company determines it has distributed more than the Tax Amount for the year to which the Tax Amount relates, the excess shall be treated as a partial distribution of the Tax Amount for the next following taxable year.

ARTICLE X

BOOKS AND RECORDS

Section 10.1Books, Records and Financial Statements.

(a)At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.  Such books of account, together with a copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company and, subject to the confidentiality provisions of this Agreement, shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative(s) for any purpose reasonably related to such Member’s interest in the Company.

(b)The Company, and the Board on behalf of the Company, shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company.  The Company, and the Board on behalf of the Company, shall prepare and file, or cause to be prepared and filed, all applicable federal, state and local tax returns.

Section 10.2Accounting Method.  For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner in accordance with generally accepted accounting principles and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

Section 10.3Financial Statements.  The Officers shall cause to be prepared and promptly delivered to the Members (a) unaudited financial statements of the Company on a quarterly basis and as reasonably requested by a Member and (b) audited annual financial statements of the Company within four (4) months following the end of each Fiscal Year of the Company.  Upon the request of one or more Members to enable the Members to comply with regulatory reporting requirements, the Board shall adjust the foregoing time periods if practical, with the incremental costs associated therewith to be allocated as the Board determines.

Section 10.4Withholding.  The Company shall withhold income or other taxes as may be required by, and otherwise comply with and take actions necessary as the result of, the provisions of the Code or any state or local tax law requiring withholding.  Any amounts of the Company’s Net Cash Flow withheld pursuant to this Agreement shall be deemed to have been paid to the Members as distributions of the Company’s Net Cash Flow in the amounts so withheld pursuant to ARTICLE IX.

ARTICLE XI

TAX MATTERS

Section 11.1Partnership Representative.  The provisions of this Section 11.1 shall apply for taxable years beginning after December 31, 2017 (or any earlier year, if the Board so elects and in each case where such Board approval is required in this Section 11.1, such action shall require a Director Regular Vote), and all references to the “Code” are as amended by the New Partnership Audit Rules.

(a)The Board shall designate a partnership representative (in such capacity, the “Partnership Representative”) to act under Section 6233 of the Code and in any similar capacity under state, local or non-U.S. law, as applicable.  The Board has initially designated the Vice President of Finance to serve as the Partnership Representative.  The Partnership Representative may be removed and replaced by the Board at any time in its sole discretion.

(b)The Partnership Representative, in consultation with the audit committee or such other committee designated by the Board, shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.  The Partnership Representative may authorize a Member (in such capacity, an “Authorized Member”) to assist the Partnership Representative in representing the Company (at the Company’s expense) in connection with any such tax examination.  Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings.  The Partnership Representative shall be authorized to make any available election, to the extent eligible, under Code Sections 6221 through 6241 and take any action it deems necessary or appropriate to comply with the requirements of the Code and the conduct of the Company under Code Sections 6221 through 6241, but in each case only with the approval of the Board.

(c)The Partnership Representative shall keep all Members reasonably advised on a current basis of any contacts by or discussions with the tax authorities, and the Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any tax proceedings.  In the event of an inquiry by the Internal Revenue Service, the Partnership Representative is authorized to seek assistance from Members and their respective tax resources.  Members acting in such capacity shall have the same protections as the Partnership Representative related to recourse from other Members as set forth in Section 11.1(g) below. Nothing herein shall diminish, limit or restrict the rights of any Member under the New Partnership Audit Rules.

(d)Except as expressly provided otherwise in Article XII, the Members shall have no claim against the Company, the Board, the Partnership Representative or any Authorized Member for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Company in order to comply with Sections 6231 through 6241 of the Code or similar provisions of state, local or non-U.S. Law.

(e)In the case of any adjustment by the IRS in the amount of any item of income, gain, loss, deduction, or credit of the Company or any Member’s distributive share thereof (“IRS Adjustment”), the Partnership Representative shall respond to such IRS Adjustment in accordance with this Agreement, as approved by the Board.  “Adjustment Year” means (1) in the case of an adjustment pursuant to the decision of a court, the Company’s taxable year in which the decision becomes final; (2) in the case of an administrative adjustment request, the Company’s taxable year in which the administrative adjustment is made; or (3) in any other case, the Company’s taxable year in which the notice of final partnership adjustment is mailed.  “Reviewed Year” means the Company’s taxable year to which the item being adjusted related.

(i)Payment by the Company.  In accordance with Section 6225 of the Code, the Company shall pay an imputed underpayment as calculated under Section 6225(b) of the Code with respect to the IRS Adjustment, including interest and penalties (“Imputed Tax Underpayment”) in the Adjustment Year.  The Partnership Representative shall use commercially reasonable efforts to pursue available procedures to reduce any Imputed Tax Underpayment on account of any Member’s tax status and each Member shall promptly comply with any reasonable request made by the Partnership Representative to accommodate such procedures.

(ii)Issue Adjusted Schedules K-1.  Alternatively, with the approval of the Board, the Partnership Representative may elect under Section 6226 of the Code to cause the Company to issue adjusted Internal Revenue Service Schedules “K-1” (or such other form as applicable) reflecting a Member’s share of any IRS Adjustment, including, without limitation, in the case of any IRS Adjustment which may result from or otherwise relate to any matter addressed in a Subsidiary Special Allocation.

(f)At the direction of the Board or the Partnership Representative, each Member agrees to take into account its allocable share of the Company’s income (or losses), including any adjustments to tax attributes, resulting from an IRS Adjustment and to pay any tax due as required under Section 6225(c)(2) of the Code, even if an Imputed Tax Underpayment liability of the Company or IRS Adjustment occurs after the Member’s withdrawal from the Company, either by (x) amending its U.S. federal income tax return(s) for the Reviewed Year and for any other affected tax years to include such adjustments or (y) providing such information for the alternative procedure as required by Section 6225(c)(2)(B) of the Code.

(g)Each Member does hereby agree to indemnify and hold harmless the Company, the Board, the Partnership Representative, the Member serving as Tax Matter Partner, and any Authorized Member from and against any liability with respect to the Member’s proportionate share of any Imputed Tax Underpayment or other IRS Adjustment resulting in liability imposed upon the Company under the New Partnership Audit Rules, regardless of whether such Member is a Member in the Company in an Adjustment Year, with such proportionate share as reasonably determined by the Board, including the Board’s reasonable discretion to consider each Member’s interest in the Company in the Reviewed Year and a Member’s timely provision of information necessary to reduce the amount of Imputed Tax Underpayment set forth in Section 6225(c) of the Code. This obligation shall survive a Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company.

Section 11.2Taxation as Partnership.  The Company shall be treated as a partnership for United States federal income tax purposes.

Section 11.3Potential Conversion to Taxable Corporation Status.  The Company shall review and consider from time to time whether it should elect to be taxed as a corporation under Subchapter C of the Code, given the types of assets it holds, the income it produces, the impact of its income on the Members, the indemnity costs incurred under Section 12.7, and the tax consequences of such an election.

Section 11.4Tax Matters Partner.  The provisions of this Section 11.4 shall apply for taxable years ending on or before December 31, 2017, to the extent that the Board does not elect for the provisions of Section 11.1 to apply to such tax years.

(a)The Board may by a Director Regular Vote designate a Member as the “Tax Matters Partner” of the Company for purposes of Section 6231(a)(7) of the Code, subject to the consent of such Member.  The Board may from time to time by a Director Regular Vote (i) require that the Tax Matters Partner submit to the Board for prior approval such actions as may be designated by the Board, and (ii) replace the Tax Matters Partner with a different Member, subject to the consent of such Member.

(b)The Tax Matters Partner shall provide to each Member copies of all notices or other information specified in and in accordance with Treasury Regulation §301.6223(g)-1.

ARTICLE XII

LIMITED LIABILITY, EXCULPATION, AND INDEMNIFICATION; CONFLICTS OF INTEREST AND BUSINESS OPPORTUNITIES

Section 12.1Limitation on Liability.  Except as otherwise expressly required by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Officer or Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Officer or Director.

Section 12.2Exculpation.

(a)No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by or pursuant to this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence, willful misconduct, intentional and material breach of this Agreement or conduct that is the subject of a criminal proceeding (where such Covered  Person had a reasonable cause to believe that such conduct was unlawful).

(b)A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Net Cash Flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 12.3Fiduciary Duty.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, Officer or Director (which are not expressly disclaimed in this Agreement), a Covered Person acting under this Agreement shall not be liable to the Company or to any Member, Officer or Director for its, her or his good faith reliance on the provisions of this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement is not intended to, and does not, create or impose any fiduciary duty on any Member or Director.  Furthermore, to the extent permissible under the Delaware Act, each of the Members and the Company hereby disclaims and waives any and all fiduciary duties that, absent such waiver, may be specified or implied by applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Member and Director to each other and to the Company are only as may be expressly set forth in this Agreement; provided that the Members and the Company hereby agree that, consistent with Section 18-1101(c) of the Delaware Act, the foregoing disclaimer and waiver does not eliminate the implied contractual covenant of good faith and fair dealing required of each Member and Director.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of any Member or Director otherwise existing at Law or in equity, are agreed by the Company and the Members to replace such other duties and liabilities of such Members and Directors.

Section 12.4Indemnification of a Covered Person.  To the fullest extent permitted by applicable Law, including the Delaware Act (as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement)), the Company shall indemnify, hold harmless, defend, pay, and reimburse a Covered Person for any loss, damage, judgment, liability, or claim, including reasonable attorneys’ fees and expenses, incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company if (a) such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, (b) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct, or an intentional and material breach of this Agreement, and (c) with respect to any criminal proceeding, such Covered Person did not have reasonable cause to believe such Covered Person’s conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Covered Person did not satisfy the requirements of clauses (a) through (c) of this Section 12.4.  Any indemnity under this Section 12.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability with respect to such indemnity.

Section 12.5Expenses of a Covered Person.  To the fullest extent permitted by applicable Law, reasonable expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time upon and subject to approval by a Director Regular Vote (which approval may be subject to certain terms and conditions imposed by the Board), be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking, satisfactory to the Board, by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.4.  The rights to indemnification and the payment of expenses incurred in defending any claim, demand, action, suit or proceeding in advance of its final disposition conferred in this Article XII shall not be exclusive of any other right that any Covered Person may have or hereafter acquire under any statute, provision of this Agreement, any other agreement, any vote of the Members or disinterested Directors or otherwise.

Section 12.6Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Board shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.  Subject to approval by a Director Regular Vote (which approval may be subject to certain terms and conditions imposed by the Board), the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 12.5 and containing such other procedures regarding indemnification as are appropriate.

Section 12.7Indemnification for Certain State Tax Return Preparation and Audit Expenses.  The Company shall indemnify each Member against:  (a) the reasonable costs and expenses incurred, including but not limited to professional fees incurred, by the Member for state tax return preparation and the filing of such return or returns in one or more states of the United States in which the Member would not be required to file such return or returns if the Member were not a Member of the Company; and (b) the reasonable costs and expenses incurred, including but not limited to professional fees incurred, associated with any audit of any such return (or any audit asserting the Member is required to file such a return), conducted by any such state’s revenue authorities; provided, however, that in no event shall the Company be obligated under this provision to reimburse a Member for any tax, interest or penalty incurred by the Member in such state or states.  The Member seeking indemnification of any such costs or expenses shall submit to the Company a written statement signed by the Member’s chief financial officer and its outside accountant certifying that to the best of their knowledge and belief the Member would not be required to file the return at issue in the state or states involved if it were not a Member of the Company and itemizing the expenses incurred.  The Company shall, within 30 days after receipt of the foregoing statement, pay or reimburse the Member for all such expenses to which the Company does not object and shall list in a written notice to the Member its objections to any of the expenses that it does not pay or reimburse.  If the Member and the Company cannot resolve any dispute as to whether a cost or expense is to be reimbursed or the amount to be reimbursed within 60 days after the Company delivers its notice containing its objections, the matter shall be eligible for arbitration under Section 16.13 at the request of the Member or the Company.  Any payment made by the Company under this Section 12.7 shall be considered an expense of the Company (and not a distribution) and shall be accounted for as such.  Any indemnity under this Section 12.7 shall be provided out of and to the extent of the Company assets only, and no Member or Affiliate of a Member shall have any personal liability with respect to such indemnity.

Section 12.8Conflicts of Interest; Business Opportunities.

(a)Resolution of Conflicts of Interest.  Unless otherwise expressly provided in this Agreement, whenever a potential or actual conflict of interest exists or arises between one or more Directors, Officers or their respective Affiliates, on the one hand, and the Company, on the other, any resolution or course of action by the Board in respect of such conflict of interest shall be permitted and shall not constitute a breach of this Agreement, of any agreement contemplated herein, or of any duty stated or implied by law or equity, including any fiduciary duty, if the resolution or course of action in respect of such conflict of interest is (i) approved by a Director Extraordinary Vote without participation by any Director who has, or represents a Member having, a conflict of interest (in either case, a “Conflicted Director”), and (ii) determined by a Director Extraordinary Vote without participation by any Conflicted Director to (A) be on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties, or (B) be fair and reasonable to the Company, after taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company).  If the Board determines that the resolution or course of action taken with respect to a conflict of interest satisfies this provision, then it shall be presumed that, in making its decision, the Board acted in good faith, and in any proceeding brought by any Member or by or on behalf of such Member challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.  The failure to comply with any or all of the conditions set forth in this Section shall not cause a presumption or be evidence that any breach of this Agreement, or any agreement contemplated herein, or of any duty stated or implied by law or equity, including any fiduciary duty, shall have occurred.

(b)Outside Opportunities.  No Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company or to any other Member or Affiliate thereof even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

ARTICLE XIII

ADDITIONAL MEMBERS

Section 13.1Admission.  The Company is authorized to admit any Coca-Cola Bottler that is not currently a Member as an additional member of the Company (each, an “Additional Member” and collectively, the “Additional Members”) upon a Director Regular Vote on such terms and conditions as the Board shall specify in such vote.  Each such Coca-Cola Bottler shall be admitted as an Additional Member at the time such Coca-Cola Bottler (i) satisfies any terms or conditions imposed by the aforesaid vote of the Board; and (ii) executes this Agreement or a counterpart of this Agreement; provided that, absent extraordinary circumstances as determined by the Board, Additional Members will be admitted only as of the first day of each Fiscal Year.  The legal fees and expenses of the Company associated with such admission shall be borne by the Company.

Section 13.2Allocations.  Additional Members shall not be entitled to any retroactive allocation of the Company’s income, gains, losses, deductions, credits or other items; provided that, subject to the restrictions of § 706(d) of the Code, Additional Members shall be entitled to their respective share of the Company’s income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the admission of any Additional Members to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date.  To the extent consistent with § 706(d) of the Code and Treasury Regulations promulgated thereunder, the Company’s books may be closed at the time Additional Members are admitted (as though the Company’s tax year had ended) or the Company may credit to the Additional Members pro rata allocations of the Company’s income, gains, losses, deductions, credits and items for that portion of the Company’s Fiscal Year after the effective date of the admission of the Additional Members, as determined by the Vice President of Finance.

ARTICLE XIV

TRANSFER OF INTERESTS AND SUBSTITUTE MEMBERS

Section 14.1Transfers of Interests.

(a)Transfer with Franchise and Within Controlled Group.  A Member shall transfer to any Person who acquires from such Member by purchase, exchange, contract, or otherwise control (as described in the definition of Affiliate) of, all or any portion of such Member’s Territory a proportionate share of such Member’s Units.  The determination by the President of the Company as to the number of Units to be so transferred shall be consistent with the method used to determine such Member’s Percentage Interest pursuant to Section 2.1(c) and shall be final and binding on the parties.  Upon advance written notice to the Company, a Member may:  (i) transfer all or any portion of such Member’s Units to an entity that both (A) holds a Coca-Cola Franchise, directly or indirectly, and (B) is a member of the same affiliated group (within the meaning of Section 1504(a) of the Code) as the Member or is owned wholly by one or more members of such affiliated group, and (ii) cause any such entity described in clause (i) to transfer all or any portion of such Units back to the transferring Member or to any other entity described in clause (i).

(b)Transfer Under Section 5.4 or Section 6.10.  All of a Member’s Units shall be purchased by the Company and cancelled if the Member’s Units are purchased by the Company under either Section 5.4 or Section 6.10.  Upon such purchase, the Company shall pay the Member the applicable purchase price of the Member’s Units determined as provided herein and shall close the purchase as hereinafter provided.

(i)Return of Capital—Resignations.  If a Member resigns under clause (i) of the first sentence of Section 5.4, the purchase price for the Member’s Units shall be the lesser of (A) the amount paid by the Member as its Capital Contribution (if any), without interest, or (B) the positive Capital Account balance as of the effective date of the resignation.  The Vice President of Finance shall certify the amount of the purchase price based upon the foregoing and the books and records of the Company, which certification shall be, absent manifest error, final and binding on the parties hereto and not subject to any appeal.

(ii)Appraisal Value—Removals.  If a Member is removed from membership pursuant to Section 6.10, the purchase price for the Member’s Units shall be the Appraisal Value of the Member’s Units.  For these purposes, the “Appraisal Value” of a Member’s Units shall mean the product of (I) the amount in U.S. dollars that the Members would receive upon a sale of all of the Units of the Company in an arms’ length transaction between a willing buyer and a willing seller, determined within sixty (60) days following the event giving rise to the purchase obligation; and (II) the Percentage Interest in the Company represented by the Units as to which the Appraisal Value is to be determined.  The Appraisal Value shall be mutually agreed upon by the Member and the Company or, if the Member and the Company are unable to agree within sixty (60) days following the event giving rise to the purchase obligation, the Appraisal Value shall instead be determined by an investment banking firm or other designated valuation expert of recognized national standing jointly selected by the Member and the Company.  If the Member and the Company are unable to agree on an investment banking firm or other valuation expert within such sixty (60) day period, they shall each promptly designate an investment banking firm or valuation expert and those two shall, in good faith, select a third investment banking firm or valuation expert within fifteen (15) days of their designation.  In the event that the Member should fail to designate an investment banking firm or valuation expert for this purpose within ten (10) days after the expiration of such sixty (60) day period, the Company shall be entitled, in its sole discretion, to designate a single national or international investment banking firm for purposes of determining the Appraisal Value hereunder, which designation shall be final and binding upon the parties.  In either case, the investment banking firm or valuation expert so selected shall prepare an appraisal setting forth its determination of the Appraisal Value, which determination shall be final and binding on the removed Member and the Company.  The cost of any such investment banking firm(s) or valuation expert(s) shall be borne equally by the removed Member and the Company.  Such Member and the Company shall cooperate fully in selecting investment bankers or other experts and shall cooperate fully in the determination of the Appraisal Value by such persons.  The investment banking firm or valuation expert so retained to deliver its written opinion as to the Appraisal Value shall be instructed to render its opinion in accordance with the terms of this Section 14.1(b)(ii) and to deliver such opinion to the removed Member and Company within thirty (30) days following the selection of such investment banking firm or valuation expert.  In determining Appraisal Value, no premiums for control nor discounts for lack of control or lack of marketability shall be applied, and there shall be no requirement that the assets and the Company be separately valued by third party appraisers or that a special audit of the books and records of the Company be performed.  The Appraisal Value as mutually agreed upon by the removed Member and the Company, or as set forth in the written opinion of the investment banker or valuation expert, shall be final and binding on the parties hereto and not subject to appeal.

(iii)Fair Value—Certain Affiliations.  If a Member is disqualified from membership because it becomes an Affiliate of The Coca-Cola Company, the purchase price for such Member’s Units shall be the Fair Value of the Units.  For these purposes, the “Fair Value” shall mean the fair market value of the Member’s Units.  The Company and the Member shall mutually agree upon the Fair Value of the Units or if they are unable to agree within sixty (60) days following the event giving rise to the purchase obligation, the Fair Value shall instead be determined by a Director Extraordinary Vote.  The Fair Value as so determined shall be final and binding on the parties hereto and not subject to appeal.

(iv)Closing of Purchase.  Subject to Section 14.4, the closing of any purchase and sale of a Member’s Units pursuant to this Section 14.1(b) shall be held at such time and place as may be designated by the Company, but in any event within thirty (30) days after the amount of the purchase price is determined.  At any such closing, the Member required to sell its Units (the “Selling Member”) shall transfer to the Company any certificates or documents evidencing the Units being purchased, duly endorsed for transfer, together with such assignments or instruments reasonably required by counsel for the Company to consummate such a purchase, and the Company shall pay the purchase price in cash.  In addition, at the closing of such purchase and sale, the Selling Member shall deliver to the Company an executed, written agreement, in form and substance reasonably satisfactory to legal counsel for the Company, which shall include, without limitation, representations that the Selling Member owns the Units being transferred free and clear of all liens and encumbrances and that upon delivery of such Units to the Company, the Company shall be vested with all of the Selling Member’s right, title and interest in such Units, and the Company shall deliver to the Selling Member such investment representations as may be reasonably necessary and requested for securities Law purposes.

(c)No Other Transfer.  A Member shall not transfer or assign any or all of its Units other than as required or permitted under this Section 14.1.

(d)Tax Treatment.  The Company and the applicable Member agree that the Company’s redemption or repurchase of Units pursuant to Section 5.4 or Section 6.10 shall be treated as a liquidating payment under Section 736(b) of the Code to the extent of such Member’s “interest in Company property” within the meaning of Section 736(b) of the Code and the excess, if any, shall be treated as a Section 707(c) “guaranteed payment” under Section 736(a) of the Code.

Section 14.2Substitute Members.  When a Member transfers all or any part of its Units in the Company to the Person (not already a Member) who acquires from such Member control of any portion of the Member’s Territory, such transfer shall entitle the transferee to become a Substitute Member.  Upon the transferee’s execution of an instrument reasonably satisfactory to the President of the Company accepting and agreeing to the terms and conditions of this

Agreement, including a counterpart of this Agreement, and upon paying to the Company a fee sufficient to cover all reasonable expenses of the Company in connection with such transferee’s admission as a Substitute Member, such transferee shall become a Substitute Member.  In the event of a dispute as to whether a transaction, event or other circumstance entitles a Person to qualify as a Substitute Member, such dispute shall be resolved by a Director Regular Vote, subject to exclusion from voting of any Director representing a Member (or Bottler) that has a material interest in the dispute.  Such transferee shall be admitted to the Company effective immediately prior to the effective date of the transfer and, immediately following such admission, if the transferring Member has transferred all of its Interest and Units, it shall cease to be a Member of the Company.  Until approved as a Substitute Member, such transferee shall not be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive the distributions to which the transferring Member would be entitled, if any, and the right to participate in the Company’s procurement function as provided herein or in the Company Policies.

Section 14.3Recognition of Transfer by Company.  No transfer, or any part thereof, that is in violation of this Article XIV shall be valid or effective, and neither the Company nor the Board shall recognize the same for the purpose of making distributions of Net Cash Flow pursuant to Section 9.1 with respect to such Interest or part thereof.  Neither the Company nor the Board shall incur any liability as a result of refusing to make any such distributions to the transferee of any such invalid transfer.

Section 14.4Effective Date of Transfer.  Any valid transfer of a Member’s Interest pursuant to the provisions of Section 14.1 shall be effective as of the close of business on the last day of the calendar month in which such transfer occurs.  The Company shall, from the effective date of such transfer and subject to the conditions stated in this Article XIV, thereafter pay all further distributions on account of the Interest so transferred to the transferee of such Interest.  As between any Member and its transferee, Profits and Losses for the Fiscal Year of the Company in which such transfer occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under §706(d) of the Code and selected by the Vice President of Finance.

Section 14.5Pledge.  No Member may pledge or otherwise encumber all or any part of its Units without the prior written consent of the Board, which consent may be given or withheld in the sole and absolute discretion of the Board.

ARTICLE XV

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 15.1No Dissolution.  The Company shall not be dissolved by the admission of Additional Members or Substitute Members in accordance with the terms of this Agreement.

Section 15.2Events Causing Dissolution.  The Company shall be dissolved, and its affairs shall be wound up, only upon the occurrence of any of the following events:

(a)the affirmative vote of (i) a Director Extraordinary Vote and (ii) the vote of the Members holding at least two-third (2/3) of all Units pursuant to Section 5.1;

(b)at any time that there are no Members of the Company, unless the Company is continued in accordance with the Delaware Act; or

(c)the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Section 15.3Liquidation.  Upon dissolution of the Company, the Board shall carry out the winding up of the Company and shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.  The Members shall continue to share Profits and Losses during liquidation in the same proportions, as specified in Article VIII hereof, as before liquidation.  The proceeds of liquidation shall be distributed in the following order and priority:

(a)to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and

(b)to the Members in accordance with their relative positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

Section 15.4Termination.  The Company shall terminate when all the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article XV and the Certificate shall have been canceled in the manner required by the Delaware Act.

Section 15.5Claims of the Members.  The Members and former Members shall look solely to the Company’s assets for the return of their positive Capital Accounts, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such positive Capital Accounts, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XVI

MISCELLANEOUS

Section 16.1Notices.  All notices provided for in this Agreement shall be in writing, duly signed (including by electronic mail signature, if applicable) by the party giving such notice, and shall be mailed via an overnight courier service, sent via electronic mail, or mailed by registered or certified mail, as follows:

(a)if given to the Company, at its address or the electronic mail address of the President, as shall be notified to the Directors and Members;

(b)if given to a Director, at such Director’s mailing address or electronic mail address, as provided to the Company; or

(c)if given to any Member, at the address or electronic mail address set forth in the Schedule described in Section 2.1(d) or on its signature page hereto (or to any counterpart hereof), or at such other address or electronic mail address as such Member may hereafter designate by written notice to the Company.

A notice shall be deemed given on the date mailed, emailed, or delivered to the courier service if mailed first class mail (with postage prepaid) or delivered to an overnight courier service (with the fee prepaid), and shall be deemed received on the date of electronic confirmation of a delivery receipt if electronically mailed, on the tenth (10th) business day after having been mailed by certified or registered mail if so mailed, and on the second (2nd) business day after having been sent by overnight courier if so couriered.

Such notice shall be given at such other address as a party to this Agreement may furnish to another party to this Agreement pursuant to the foregoing.

Section 16.2Failure to Pursue Remedies.  The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 16.3Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by Law or otherwise.

Section 16.4Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

Section 16.5Interpretation.  Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.  All references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement.

Section 16.6Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 16.7Counterparts and Signatures.  This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.  A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have the same legal effect as delivery of an original, manually signed copy of this Agreement for all purposes.

Section 16.8Integration.  This Agreement amends and restates the Prior Agreement in its entirety as of the Effective Date.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.9Governing Law.  This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the Laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of Laws.

Section 16.10Amendments.

(a)Except as otherwise provided in this Section 16.10, an amendment to this Agreement shall be adopted and effective only if in writing and executed by the holders of not less than ninety five percent (95%) of the outstanding Units of all the Members; provided that the Members so adopting the amendment shall include not less than a majority of the number of Mainstream Bottlers (without regard to the number of Units held by such Members); and provided further that no amendment shall adversely affect the interests of a Member who does not join in its adoption unless such amendment will have the same effect on the interests of similarly situated Members who do join in its adoption.

(b)An amendment to this Agreement may be adopted by a Director Extraordinary Vote if such amendment would cause only the restructuring or reorganization of the Company in a manner that the Board specifically determines in such vote, is:  (i) consistent with the economic and operational consequences of this Agreement and the governance structure under this Agreement; (ii) will substantially enhance the efficient achievement of the Company’s business goals while not materially reducing the Company’s ability to achieve, or making it materially more costly for the Company to achieve, its objectives as to any of its then-existing lines of business; (iii) does not cause a greater than de minimis disadvantage to the Company as compared to the consequences to the Company under the structure created by this Agreement; and (iv) does not cause a greater than de minimis disadvantage to any Member as compared to the consequences to the Member under this Agreement, except to the extent such Member knowingly waives such disadvantages.  The Board vote on the proposed restructuring or reorganization shall be taken only after the Board has received a detailed analysis of the proposal in light of these factors prepared by one or more Officers or committees as the Board shall commission to examine the proposal.

Section 16.11No Implied Rights or Remedies; Creditors Not Benefitted.  Nothing contained in this Agreement shall, or shall be deemed to, confer upon any Person, except the Company and its Members, Officers and Directors, any rights or remedies of any kind under or by reason of this Agreement.  Without limiting the foregoing and notwithstanding any other provision of this Agreement to the contrary:

(a)Nothing contained in this Agreement shall, or shall be deemed to, benefit any creditor, vendor, customer or contractor of, or any other third party claimant against, the Company, any Affiliate of the Company or any Member (including, without limitation, any employee of the Company or any Affiliate of the Company)(each such creditor, vendor, customer, contractor and claimant is referred to in this Section 16.11 as a “Creditor” and, collectively, as “Creditors”);

(b)No Creditor shall, or shall be deemed to, have any rights, interests or claims of any kind or nature arising under or in connection with this Agreement, or be entitled to any benefits hereunder, including, without limitation, any right to enforce the provisions of this Agreement against or on behalf of any Person;

(c)Nothing contained in this Agreement shall, or shall be deemed to, grant to any Creditor any right or entitlement to require the Company, any Affiliate of the Company or any Member to solicit or accept, or to require any Member to make, (i) any loan, advance, investment or additional capital contribution to or for the benefit of the Company or any Affiliate of the Company or (ii) any guarantee of any indebtedness, obligation, liability or performance of the Company, any Affiliate of the Company or any Member; and

(d)Nothing contained in this Agreement shall, or shall be deemed to, grant to any Creditor any right or entitlement to require the Company, any Affiliate of the Company or any Member to enforce any right that the Company, any Affiliate of the Company or any Member may have against any other Member, or that any Member may have against the Company or any Affiliate of the Company, under this Agreement or otherwise.

Section 16.12Confidentiality.

(a)The Members acknowledge that each of them may be required to disclose Confidential Information (as defined below) by Law, upon the advice of counsel, and each shall endeavor to limit disclosure to that purpose.  To the extent permitted by Law, each Member will give the Company prior written notice of any disclosure pursuant to this Section 16.12, which notice shall specify the substance of any such disclosure.

(b)The Company and each Member will take appropriate steps to enable the Company, the Directors, and other Members to identify information which should be protected as Confidential Information.

(c)Each party receiving Confidential Information (the “Receiving Party”) recognizes and acknowledges that the restrictions imposed upon the parties under this Agreement are necessary to protect the secrecy of Confidential Information and to prevent the occurrence of injury and harm.

(d)Each Receiving Party, whether the Company or a Member, agrees that it will not, without the prior written consent of the party from whom such Confidential Information was obtained (the “Disclosing Party”), disclose, divulge or permit any unauthorized Person to obtain any Confidential Information disclosed by the Disclosing Party, except as contemplated in Section 16.12(a).  The Receiving Party hereby agrees to indemnify and hold harmless the Disclosing Party from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) arising from any such unauthorized disclosure by the Receiving Party or its employees and representatives.  The Receiving Party agrees that it will use any Confidential Information disclosed by the Disclosing Party hereunder (whether or not such Confidential Information is in written or tangible form) only for purposes of the business of the Company and Affiliates of the Company as contemplated by this Agreement or as permitted under the Data Sharing Agreements, if applicable.

(e)As used in this Agreement, the term “Confidential Information” shall mean information (in whatever form, whether oral, visual, written, electronic, intangible, tangible, or other form, and whether existing prior to, on or after the Effective Date), including trade secrets, technical or non‑technical data, a formula, pattern, strategy, compilation, program, device, method, technique, drawing, process, financial data, or list of actual or potential customers or partners, which (i) derives economic value, actual or potential, from not being generally known to other Persons who can obtain economic value from its disclosure or use, (ii) is the subject of efforts which are reasonable under the circumstances to maintain its secrecy, or (iii) is specifically known to be or identified as confidential information.  “Confidential Information” shall not include any information (x) which is or becomes generally known to the public through no fault of, or breach of this Agreement by, the Receiving Party, (y) which is received without legal or contractual restriction from a third party not bound by any duty of confidentiality with respect to such Confidential Information, or (z) which the Receiving Party subsequently developed through its own efforts which can be documented as having been developed without the use of any Confidential Information.

(f)To the extent that the terms and conditions of a Data Sharing Agreement to which a Member and the Company are parties conflict with this Section 16.12, the terms and conditions of such Data Sharing Agreement shall control with respect to such Member and the Company.

Section 16.13Arbitration.  In the event of a dispute between a Member and the Company or between Members regarding the construction of this Agreement or the rights and obligations of the Company and the Members hereunder or the performance of those obligations, a party hereto may initiate arbitration by giving written notice to the other party or parties of its demand to arbitrate the issue and designating one arbitrator.  The other party or parties shall select an arbitrator within ten (10) days of delivery of such notice.  Those two arbitrators shall then select within ten (10) days a third arbitrator (collectively, the “Arbitration Panel”).  The governing law for the arbitration shall be the substantive law of the State of Delaware.  The arbitration shall be held in Atlanta, Georgia, or such other place in the United States as may be specified by the Arbitration Panel (or in any other place as may be agreed upon by the parties to the arbitration proceeding) and shall be conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association to the extent not inconsistent with this Agreement.  The decision of the Arbitration Panel shall be rendered no later than forty-five (45) days after the date on which the parties agree to arbitration.  The decision of the Arbitration Panel shall be final and binding as to any matters submitted to arbitration; provided, however, that if necessary, such decision may be enforced by any party to the arbitration in any court of record having jurisdiction over the subject matter or over any of the parties.  The determination of which party or combination of parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be determined by the Arbitration Panel.  For the avoidance of doubt, business disagreements, such as whether the Company should adopt a certain course of action or the appropriate sanction to be imposed by the Company under Section 6.10(f), are not eligible for arbitration, it being the intention of the parties that all such disagreements be resolved and such sanctions be finally determined by the applicable action taken by the Board.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Operating Agreement of Coca-Cola Bottlers’ Sales & Services Company LLC as of the Effective Date.

COCA-COLA BOTTLERS’ SALES & SERVICES COMPANY LLC

By:	/s/ Brandi Shortt
	Name:	Brandi Shortt
	Title:	President

[Signature pages of Members on file with the Company]